UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
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Humana Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 10, 2009

Dear Fellow Stockholders:

We would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc. to be held on Thursday, April 23, 2009, at 10:00 a.m., EDT at the Company’s headquarters, 500 West Main Street, 25th Floor Auditorium, Louisville, Kentucky and to be web cast via the Internet at the Investor Relations section of the Company’s web site at www.humana.com, Investor Relations section. This Proxy Statement contains information about our Company and the two proposals to be voted upon by stockholders at the meeting. Please give this information your careful attention.

This year, we will once again be taking advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. These materials will be available on the Internet on March 10, 2009. We continue to believe that internet-delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

We hope you can attend the meeting. However, if you are unable to join us, we urge you to exercise your right as a stockholder and vote. The vote of every stockholder is important.

This Proxy Statement is being mailed or transmitted on or about March 10, 2009 to the Company’s stockholders of record as of February 23, 2009.

Sincerely,

David A. Jones, Jr. Chairman of the Board and Significant Stockholder	Michael B. McCallister Director, President, Chief Executive Officer and Significant Stockholder

Humana Inc.

March 10, 2009

Notice of Annual Meeting of Stockholders

Thursday, April 23, 2009

10:00 a.m., EDT

Humana Building

25th Floor Auditorium

500 West Main Street

Louisville, Kentucky 40202

AGENDA

1.	Elect ten (10) directors;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and

4.	Transact any other business properly brought before the meeting.

Stockholders of record at the close of business on February 23, 2009 will be entitled to vote.

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•	BY INTERNET

•	BY TELEPHONE

•	BY RETURNING YOUR PROXY CARD (if you elected to receive printed materials)

(see instructions on proxy card or at the voting site).

By Order of the Board of Directors,

Joan O. Lenahan

Vice President and Corporate Secretary

FREQUENTLY ASKED QUESTIONS

1. Q:	When will this Proxy Statement be transmitted to stockholders?

A:	This Proxy Statement is being transmitted on or about March 10, 2009 to stockholders of record. Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies on behalf of the Company for use at our 2009 Annual Meeting of Stockholders.

2. Q:	When and where is the annual meeting?

A:	The Annual Meeting will be held on Thursday, April 23, 2009 at 10:00 a.m. EDT at 500 W. Main Street, Louisville, Kentucky 40202 at The Humana Building, 25th Floor Auditorium.

3. Q:	Who is entitled to vote?

A:	Anyone who owns Humana Inc. common stock (“Shares”) as of the close of business on February 23, 2009 (the “Record Date”) is entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

4. Q:	How many Shares are eligible to vote?

A:	As of the Record Date, February 23, 2009, 169,621,706 Shares of Company common stock were outstanding and entitled to vote. Every stockholder is entitled to one vote for each Share held.

5. Q:	What am I voting on?

A:	You are being asked to:

1.)	Elect ten (10) individuals to serve on the Board of Directors of the Company (“Board or Board of Directors”); and

2.)	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

6. Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. We believe that internet-delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by calling Broadridge Financial Solutions, Inc., or Broadridge, at 1-800-579-1639.

7. Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

8. Q:	How does the Board recommend I vote on each proposal?

A:	The Board recommends that you vote your Shares as follows:

Proposal 1- FOR each of the director nominees; and

Proposal 2- FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.

All Shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

9. Q:	How will my shares be voted if I do not specify how they should be voted?

A:	If you sign and return your proxy card without indicating how you want your Shares to be voted, our representatives will vote your Shares as follows:

Proposal 1- FOR each of the director nominees; and

Proposal 2- FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.

10. Q:	What if my Shares are not registered in my name?

A:	If you own your Shares in “street name,” meaning that your bank or broker is actually the record owner, you should receive the Notice from your broker. In addition, stockholders may request, by calling Broadridge at 1-800-579-1639, to receive proxy materials in printed form by mail, or electronically by email on an ongoing basis. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes.

If you hold Shares through an account with a bank or broker, your Shares may be voted even if you do not provide voting instructions on your instruction form. Banks and brokers have the authority under the regulations of the New York Stock Exchange, or the NYSE, to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of the Board of Directors and the ratification of the appointment of the Company’s independent registered public accounting firm are considered routine matters for which banks and brokers may vote without specific instructions from their customers.

11. Q:	What is a “broker non-vote”?

A:	A broker “non-vote” occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. As of the date of this proxy statement, we do not expect to have any broker “non-votes” at the Annual Meeting.

12. Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding Shares. Shares may be voted at the Annual Meeting or represented by a signed proxy card, voted by telephone instruction, or voted electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

13. Q:	How do I vote?

A:	There are four ways that you can vote your Shares. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1.)	By Internet. The web site for voting is at http: //www.ProxyVote.com.

In order to vote on the Internet, you need the control number on your Notice card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Wednesday, April 22, 2009.

Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

2.)	By telephone. If you are a registered holder in the United States or Canada, you should call 1-800-690-6903. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Wednesday, April 22, 2009.

In order to vote by telephone, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting.

Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3.)	By mail. Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 10:00 a.m. Eastern Time on Thursday, April 23, 2009, the day of the Annual Meeting.

If you are returning your proxy card to Broadridge, they must receive it before 10:00 a.m. Eastern Time on Wednesday, April 22, 2009, the day before the Annual Meeting.

4.)	In person. Attend the Annual Meeting. Mark your voting instructions and deliver to the Inspectors of Election. However, you can vote by methods 1, 2 or 3 above prior to the meeting and still attend the Annual Meeting.

In all cases, a vote at the Annual Meeting will revoke any prior votes.

14. Q:	How do I vote the share equivalent units held in the Humana Common Stock Fund of the Humana Retirement and Savings Plan?

A:	If you have invested in the Humana Common Stock Fund of the Humana Retirement & Savings Plan, you may vote. Under the Humana Retirement & Savings Plan your voting rights are based on your interest — the amount of money you and the Company have invested — in your Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you provide your voting instructions to Broadridge. Broadridge will aggregate the votes of all participants and provide voting information to the Trustee. If your voting instructions are received by 11:59 p.m. EDT on Monday, April 20, 2009, the Trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them late), the Trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares attributed to the Humana Retirement & Savings Plan actually voted.

As an owner of Humana Common Stock through the Humana Retirement & Savings Plan, you provide your instructions to Broadridge by using the Internet, telephone (using the registered holder number) or mail methods described above. You cannot vote in person at the Annual Meeting.

Your voting instructions will be kept confidential under the terms of the Humana Retirement & Savings Plan.

15. Q:	How many votes are required to elect each director?

A:	A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the election of directors. Pursuant to current NYSE regulations, brokers have discretionary voting power over director elections. Under the Company’s Majority Vote Policy adopted in January 2007, upon election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors conditioned upon the director not achieving the requisite stockholder vote and acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

16. Q:	How many votes are required to ratify the Company’s independent registered public accounting firm?

A:	The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP. Pursuant to current NYSE regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

17. Q:	Who will count the votes?

A:	Broadridge will tabulate the votes cast by proxy. In addition, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

18. Q:	How do I revoke my proxy?

A:	You have the right to revoke your proxy at any time before the meeting.

Your method of doing so will depend upon how you originally voted:

By Internet — simply log in and resubmit your vote — Broadridge will only count the last instructions;

By Telephone — simply sign in and resubmit your vote — Broadridge will only count the last instructions;

By Mail — you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or by fax at 1-515-254-7733, submit another properly signed proxy with a more recent date, or vote in person at the meeting. For written and fax notices, you must include the control number that is printed on the upper portion of the proxy card.

19. Q:	When are the stockholder proposals for inclusion in the Company’s proxy materials for the 2010 Annual Meeting due?

A:

Stockholder proposals as permitted by SEC regulations for inclusion in our proxy materials relating to the 2010 annual meeting of stockholders must be submitted to the Corporate Secretary in writing no later than November 11, 2009. Proposals should be submitted to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 W. Main Street, 27th Floor, Louisville, KY 40202.

20. Q:	May a stockholder present a proposal not included in our Proxy Statement at the April 23, 2009 Annual Meeting?

A:	A stockholder can present a proposal at the annual meeting (a so-called “floor resolution”) only if certain notice requirements are met. The SEC does not directly regulate meeting conduct. State law imposes only limited requirements, so meetings are governed by procedures set forth in our Bylaws. Humana’s Bylaws require that a stockholder provide written notice of intent to bring a proposal no less than 60 days or more than 90 days prior to the scheduled date of the annual meeting of stockholders. If less than 70 days’ notice of the annual meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the annual meeting. A proposal must also meet other requirements as to form and content set forth in our Bylaws. Stockholder proposals should be sent to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 27th Floor, Louisville, Kentucky 40202. A copy of our Bylaws is available on our web site at www.humana.com — Investor Relations — View Website — Corporate Governance.

21. Q:	How much did this proxy solicitation cost?

A:	D. F. King & Co., Inc. was hired to assist in the distribution of proxy materials and solicitation of votes for approximately $15,000 plus expenses.

We have also engaged Broadridge to assist in the distribution of proxy materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $180,000 plus expenses.

We will reimburse stockbrokers, other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to our stockholders.

22. Q:	How can I obtain additional information about the Company?

A:	Included with this Proxy Statement (either in printed form or on the Internet) is a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, which also contains the information required in our Annual Report to Stockholders. Our Annual Report on Form 10-K and all other filings with the SEC also may be accessed via the Investor Relations section on our web site at www.humana.com. We encourage you to visit our web site. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” and then click on the report you wish to review under the “Financial Reports” subcategory.

23. Q:	Where can I find voting results for this Annual Meeting?

A:	The voting results will be published in our quarterly report on Form 10-Q for the period ending March 31, 2009 which will be filed with the SEC on or before May 10, 2009. The voting results will also be published on our web site at www.humana.com within five business days of our Annual Meeting. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” and then click on “Corporate Governance” and then, on the left side of the page, click on the link entitled “Voting Results of Annual Stockholders Meeting.”

24. Q:	What is “householding”?

A:	“Householding” occurs when a single copy of our Annual Report, Proxy Statement or Notice is sent to any household at which two or more shareholders reside if they appear to be members of the same family. Although we do not “household” for registered shareholders, a number of brokerage firms have instituted householding for Shares held in street name. This procedure reduces our printing and mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, Proxy Statement or Notice in the future, please contact the brokerage firm through which you hold your Shares.

CORPORATE GOVERNANCE

Humana is committed to having sound corporate governance principles and operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. Sound corporate governance is essential to running our business effectively and to maintaining our reputation of integrity in the marketplace. Our Board of Directors has adopted Corporate Governance Guidelines, which we refer to as the Guidelines, intended to comply with the requirements of Section 303A.09 of the New York Stock Exchange, or NYSE, Listed Company Manual. Additionally, we have provided our Annual Chief Executive Officer Certification to the NYSE. The Guidelines may be viewed on our web site at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” and then click “Corporate Governance Guidelines” on the left side of the page. A copy may also be obtained upon request from our Corporate Secretary.

Director Independence

•

The Guidelines contain independence standards to assist the Board in its determination of director independence. In addition, to qualify as independent under the Guidelines, the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director.

•

Pursuant to the Guidelines, the Board undertakes an annual review of director independence. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including any which could have been reported under “Certain Transactions with Management and Others“ herein. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that a director is independent.

•	In the course of this review for the current year, the Board specifically analyzed and discussed several matters:

(1)	a relationship between the Company and Pfizer Inc., or Pfizer, for which Frank A. D’Amelio, one of our current directors, serves as an executive officer;

(2)	a relationship between the Company and JAPC, Inc., or JAPC, which is owned by the father of David A. Jones, Jr., the Chairman of our Board of Directors;

(3)	a relationship between the Company and Chrysalis Ventures, LLC, or Chrysalis, for which David A. Jones, Jr., the Chairman of our Board of Directors, serves as Chairman and Managing Director; and

(4)	a relationship between the Company and Main Street Realty, Inc., or Main Street Realty, which is owned by the father of David A. Jones, Jr., the Chairman of our Board of Directors.

•

The relationship between the Company and Pfizer consists of a negotiated rebate based on the volume of prescriptions of Pfizer drugs obtained by Humana members, an amount that includes Humana claims paid and the co-payments paid by our members for Pfizer drugs. These rebate amounts are significant. However, these payments to Humana from Pfizer result from activity with many intermediaries over whom Humana exercises no control (i.e. the providers who prescribe these medications, the distributors who sell to the retailers, and the retailers from which our members get prescriptions.) In 2008, the rebate amounted to approximately $138 million. We are also 50% partners with Pfizer in a Medicare pilot project called Green Ribbon Health, and have agreed to complete a research study for Pfizer, for which we were paid an immaterial amount of fees by Pfizer in 2008.

•

In 2008, we provided hangar space, pilot services and maintenance for an airplane owned by JAPC, for which we were fully reimbursed by JAPC at a rate at least as favorable to the Company as market rates, which amounts were not material.

•

In 2008, we received health care premium payments from Chrysalis in the aggregate amount of approximately $90,000. The premiums charged and benefits provided are comparable to those extended to our other non-affiliated customers in the area. We also reimbursed Chrysalis for the cost of certain office expenses for David A. Jones, Jr. incurred in his position as Chairman of our Board of Directors, which amounts were not material. Finally, in 2008, we paid approximately $3,272,000 to HealthMedia, Inc., a company that provides consulting services to one of our subsidiaries. Chrysalis was a general partner of HealthMedia, Inc. until Chrysalis sold its investment in 2008.

•

In 2008, we received health care premium payments from Main Street Realty in the aggregate amount of approximately $49,000. The premiums charged and benefits provided are comparable to those extended to our other non-affiliated customers in the area.

•

At the conclusion of its review, the Board affirmatively determined that in each case the relationship between the Company and Pfizer, the Company and JAPC, the Company and Chrysalis, and the Company and Main Street Realty was not material, was below the thresholds for independence prescribed by the NYSE, and did not impact the independence of Mr. D’Amelio or Mr. Jones, respectively. Messrs. D’Amelio and Jones each recused themselves from the independence assessment relative to himself.

•

Consistent with these considerations, and based on its review of director independence in light of the standards contained in the Guidelines, the Board determined that each member of the Board of Directors (except Mr. McCallister, who is an employee of the Company) is independent.

Committee Composition

•

The Board of Directors has the following committees: Audit; Executive; Investment; Nominating & Corporate Governance; and Organization & Compensation. Only directors meeting SEC and NYSE director independence standards may serve on the Audit Committee, the Nominating & Corporate Governance Committee, and the Organization & Compensation Committee. Additional information regarding the Audit Committee is included in this Proxy Statement under the caption “Audit Committee Report” and additional information regarding the Organization & Compensation Committee is included under the captions “Compensation Discussion and Analysis” and “Organization & Compensation Committee Report”.

•	The number of meetings held in 2008 and membership as of February 23, 2009, were as follows:

	Audit	Executive	Investment	Nominating & Corporate Governance	Organization & Compensation
Number of Meetings in 2008	6	2	3	5	6
NAME
David A. Jones, Jr.		C
Frank A. D’Amelio	C		M	M
W. Roy Dunbar			C		M
Kurt J. Hilzinger		M			C
Michael B. McCallister		M
William J. McDonald					M
James J. O’Brien	M		M
Marissa T. Peterson (1)				M	M
W. Ann Reynolds, Ph.D.	M			C

C	= Chair
M	= Member

(1)	Marissa T. Peterson was elected to the Board of Directors on August 27, 2008.

Each Board committee operates pursuant to a charter, which may be viewed on our website at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” and on the left side of that page you will see a link to the Committee Charters. We will provide a printed copy of the charter of any committee without charge to any stockholder who makes a written request to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 W. Main St., 27th Floor, Louisville, KY 40202.

Audit Committee

Pursuant to its charter, this committee:

•

Assists the Board of Directors with the oversight of the integrity of our financial statements and disclosures and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm.

•

Bears responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attest services.

•

Reviews with the independent registered public accounting firm, our Internal Audit Department, and our financial and accounting personnel, the effectiveness of our accounting and financial controls and, where appropriate, makes recommendations for the improvement of these internal control procedures.

•

Reviews our internal audit function including the independence and authority of our reporting obligations, the proposed audit plans for the year, and the coordination of these plans with the independent registered public accounting firm.

•

Reviews the financial statements and other information contained in the annual report and other reports to stockholders with management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles.
•	Confers independently with the internal auditors, key members of management, and the independent registered public accounting firm.
•	Determines and approves the appropriateness of the fees for audit and permissible non-audit services performed by the independent registered public accounting firm.
•	Discusses with management our compliance with applicable legal requirements and with our internal policies regarding related party transactions and conflicts of interest.
•	Annually evaluates its performance.

Additionally:

•

The Board of Directors has determined that, with respect to Messrs. D’Amelio, O’Brien and Dr. Reynolds (who together comprise the members of the Audit Committee at February 23, 2009), each is independent according to SEC and NYSE requirements and each meets the SEC criteria for an “audit committee financial expert.”

•	The Report of the Audit Committee for the year ended December 31, 2008 is set forth herein.
•	PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee.
•	No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies.

Organization & Compensation Committee

Pursuant to its charter, this committee:

•

Reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer, or CEO, evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation.

•

Makes recommendations to the Board with respect to the CEO’s and other executive officers’ base compensation, incentive-compensation plans and equity-based plans and approves programs for our executive officers.

•	Approves equity-based grants to executive officers, and grants to other employees where Board approval is required under our applicable equity compensation program.
•	Approves material elements of all employment, severance and Change in Control agreements for the executive officers.
•	Annually evaluates its performance.
•	Ensures preparation of the Compensation Discussion and Analysis and the Compensation Committee Report as required by SEC regulations.

Scope of Authority, Processes and Procedures

The Organization & Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our executive officers and provides oversight of our compensation philosophy as described in the section entitled “Compensation Discussion and Analysis.” The Committee met six times in 2008. The role of the executive officers and the outside compensation consultant in establishing executive compensation is discussed in the section entitled “Compensation Discussion and Analysis” herein. Other than routine administrative matters, no executive compensation decisions are delegated to management.

Compensation Committee Interlocks and Insider Participation

None of the Organization & Compensation Committee members:

•	is or has ever been an officer or employee of the Company; or
•

is or was a participant in a “related person” transaction requiring disclosure under Item 404 of the SEC’s regulations (see the section entitled “Certain Transactions with Management and Others,” herein); or

•	is an executive officer of another entity, at which one of our executive officers serves either as a director or on its compensation committee.

Executive Committee

•

Pursuant to its charter, the Executive Committee possesses the authority to exercise all the powers of the Board of Directors except as otherwise provided by Delaware law and our Bylaws during intervals between meetings of the Board. The Executive Committee does not have the power, to, among other things, declare a dividend, issue stock, adopt a certificate of merger or sell substantially all of the Company’s business.

Investment Committee

Pursuant to its charter, the Investment Committee:

•	Establishes investment objectives and policies for our various investment portfolios and investment options available under various employee benefit plans.
•	Reviews investment results.
•	Annually evaluates its performance.

Nominating & Corporate Governance Committee

Pursuant to its charter, the Nominating & Corporate Governance Committee:

•	Recommends to the full Board criteria for the selection and qualification of the members of the Board.
•	Evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting.
•	Seeks out and assists in the recruitment of highly qualified candidates to serve on the Board.
•	Recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings.
•	Develops, periodically reviews and recommends to the Board revisions to the Guidelines.
•	Studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board.
•	Reviews the overall relationship of the Board and management.
•	Reviews issues and developments pertaining to corporate governance.
•	Annually evaluates its performance.

Consideration of Director Nominees

Stockholder Nominees

•

The policy of the Nominating & Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In the course of evaluating nominations for Board membership, the Nominating & Corporate Governance Committee will look for individuals who have displayed high ethical standards, integrity, and sound business judgment, taking into account the current make-up of the Board and the specific needs of the Company and the Board. Stockholder nominations for election to the Board of Directors are governed by specific provisions in our Bylaws, a copy of which is available on our web site at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance” and on the left side of that page you will see a link to the Bylaws. The Bylaws require that a stockholder provide written notice of intent to nominate a candidate for director no less than 60 days or more than 90 days prior to the scheduled date of the annual meeting of stockholders. If less than 70 days notice of the annual meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the annual meeting. Any stockholder nominations proposed for consideration by the Nominating & Corporate Governance Committee should include, among other information required by the Bylaws, the nominee’s name, qualifications for Board membership and compliance with our Director Resignation Policy discussed herein and should be sent to: Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 27th Floor, Louisville, Kentucky 40202

Director Qualifications

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The Guidelines contain Board membership criteria that apply to Nominating & Corporate Governance Committee recommended nominees for a position on the Board. The Board has determined that each member of the Board (except Mr. McCallister, who is an employee of the Company) is independent according to criteria established in the Guidelines by the Board, and in accordance with requirements of the NYSE and the SEC. The Organization & Compensation Committee members must also meet the independence criteria of the Internal Revenue Code. The Nominating & Corporate Governance Committee will review with the Board the requisite skills and characteristics for new Board members. This assessment will include a person’s qualification as independent and will consider background, specific skill requirements, diversity, and business experience.

Identifying and Evaluating Nominees for Directors

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The Board is responsible for selecting its own members and delegating the screening process for new directors to the Nominating & Corporate Governance Committee, with counsel from the Chairman of the Board, the Chief Executive Officer and outside consultants as appropriate. This Committee utilizes a number of methods for identifying and evaluating nominees for Board membership. This Committee regularly assesses the appropriate size of the Board, and whether any vacancies are anticipated. In the event of a vacancy, this Committee considers various potential candidates for director, which may come to the attention of the Committee through current Board members, professional search firms, stockholders, or other persons. In connection with the selection and nomination process, the Nominating & Corporate Governance Committee reviews the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. The Board will look for individuals who have displayed high ethical standards, integrity, and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. The Nominating & Corporate Governance Committee selects candidates who possess a reputation and hold positions or affiliations befitting a director of a large publicly-held company, and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. The Board has adopted a policy requiring that a director whose primary position or affiliations change must promptly notify the Board and the Nominating & Corporate Governance Committee of the change so that a determination may be made as to the value of their continued service on the Board.

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From time to time we engage a third party search firm to assist the Board of Directors and the Nominating & Corporate Governance Committee in identifying and recruiting candidates for Board membership. In August 2008, our Board of Directors elected Marissa T. Peterson to serve as a director. Ms. Peterson was recommended to the Nominating & Corporate Governance Committee by Korn/Ferry International, a third party search firm. In addition, William E. Mitchell, a director nominee, was recommended to the Nominating & Corporate Governance Committee by Korn/Ferry. During 2008 and 2009, we paid approximately $210,000 to Korn/Ferry for various services, which included, among others, recruitment related to Ms. Peterson and Mr. Mitchell.

Majority Vote Policy

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Under our Bylaws, a director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In contested elections, those in which a stockholder has nominated a person for election to the Board, the voting standard is a plurality of votes cast. The Board also adopted a policy to require the Board to nominate for election only nominees who agree that, if they are elected to the Board, they will tender an irrevocable resignation conditioned on, first, the failure to achieve the required vote for re-election at any future meeting at which they face re-election, and second, the Board’s acceptance of their resignation following that election. In addition, the Board may fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors, as described above. The Nominating & Corporate Governance Committee will submit a recommendation for prompt consideration by the Board whether to accept the resignation. Any Director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Board further amended the Bylaws to require stockholder nominees for director election to notify the Company whether or not such nominees intend to tender the same type of resignation required of the Board’s director nominees.

Director Stock Ownership Policy

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The Board has adopted a retention policy requiring that any director compensation received in the form of Humana Inc. restricted stock or restricted stock units must be held until the director no longer serves as a member of the Board.

Director Attendance

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The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Guidelines, the Board formally adopted a policy that all directors should make every effort to attend meetings of the Board and the Committees of which they are members, and the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

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During 2008, the Board of Directors met eight times. All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members. (For more information, please see the chart under “Committee Composition”

herein.) All director nominees who were directors in April 2008, attended the Annual Meeting of Stockholders held April 24, 2008, except Mr. D’Amelio, Chief Financial Officer for Pfizer, Inc., who attended the Pfizer, Inc. Annual Shareholders’ meeting on that date. We expect that all nominees, except Mr. D’Amelio and Dr. Reynolds, will attend the April 23, 2009 Annual Meeting of Stockholders. Mr. D’Amelio will be attending the Pfizer, Inc. Annual Shareholders’ meeting that will again be held on the same date as Humana’s Annual Meeting of Stockholders.

Executive Sessions of Non-Management Directors

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In 2008, our non-management directors held regularly scheduled, formal executive meetings, separate from management. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Nominating & Corporate Governance Committee or any two other non-management directors. In addition, our non-management directors who qualify as independent within the meaning of our director independence guidelines meet in executive session at least once annually, and, in fact, met in 2008 in connection with each regularly scheduled Board of Directors meeting. Executive sessions are led by the Presiding Director, who is required to be an independent director. The Presiding Director at such meetings is either the Chairman of the Board if he so qualifies or the various qualifying committee chairs on a rotating basis. If the designated director is unavailable to serve as the Presiding Director, the remaining qualifying directors may designate one of themselves to serve as Presiding Director for that meeting.

Code of Ethics and Code of Business Conduct

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The Company has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which we refer to as the Executive Code of Ethics, violations of which should be reported to the Audit Committee. The Executive Code of Ethics may be viewed on our web site at www.humana.com. Any amendment to or waiver of the application of the Executive Code of Ethics will be promptly disclosed on our web site at www.humana.com. To see either the Executive Code of Ethics or any amendments or waivers, go to www.humana.com, then click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance,” and then on the left side of that page you will see the relevant links. We will provide the Executive Code of Ethics in print without charge to any stockholder who makes written request to: Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 27th Floor, Louisville, Kentucky 40202.

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In addition, we operate under the omnibus Humana Inc. Principles of Business Ethics, which we refer to as the Principles of Business Ethics, which includes provisions ranging from restrictions on gifts to conflicts of interest and applies to employees, officers and directors. The Humana Ethics Office is responsible for the design and enforcement of our ethics policies. The Humana Ethics Office has created an Ethics Plan, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is self-enforcing. All employees are required annually to review and affirm in writing their acceptance of the Principles of Business Ethics. The Principles of Business Ethics may be viewed on our web site at www.humana.com. Any waiver for directors or executive officers from the provisions of the Principles of Business Ethics must be made by the Board of Directors, and will be promptly disclosed on our web site at www.humana.com. To see either the Principles of Business Ethics or any waivers, go to www.humana.com, then click on “Investor Relations,” then click on “View Website” then click on “Corporate Governance,” and then on the left side of that page you will see the relevant links. We will provide the Principles of Business Ethics in print without charge to any stockholder who makes written request to: Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 27th Floor, Louisville, Kentucky 40202.

Communication with Directors

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Stockholders and other interested parties may communicate directly with our Chairman, Presiding Director, non-management directors as a group, or any other individual director by writing to the special email address published on our web site at www.humana.com. Specifically, interested parties may visit our website at http://apps.humana.com/bod/contact.asp, where instructions for contacting the Board are available. All directors have access to this email address. We use the staff of our Corporate Secretary to review correspondence received in this manner, and to filter advertisements, solicitations, spam, and other such items. Concerns related to accounting, internal controls or auditing matters are brought immediately to the attention of our General Counsel and the Board and handled in accordance with procedures established by the Audit Committee with respect to such matters.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of the Company, in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be ten (10). The directors are elected to hold office until the Annual Meeting of Stockholders in 2010 and until a successor is elected and qualified.

Each of the nominees has accepted the nomination and agreed to serve if elected. If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares of common stock represented by proxy may be voted for the substituted nominee as may be designated by the Board of Directors.

The following table shows certain information concerning the nominees at March 2, 2009.

Name	Age	Position	First Elected Director
David A. Jones, Jr.	51	Chairman of the Board	05/93
Frank A. D’Amelio	51	Director	09/03
W. Roy Dunbar	47	Director	04/05
Kurt J. Hilzinger	48	Director	07/03
Michael B. McCallister	56	Director, President & Chief Executive Officer	02/00
William J. McDonald	52	Director	10/07
William E. Mitchell	65	Director Nominee	—
James J. O’Brien	54	Director	04/06
Marissa T. Peterson	47	Director	08/08
W. Ann Reynolds, Ph.D.	71	Director	01/91

David A. Jones was initially elected to the Board in May 1993 and was elected Chairman of the Board of the Company in April 2005. Prior to that, Mr. Jones was Vice Chairman of the Board from September 1996 through April 2005. He is Chairman and Managing Director of Chrysalis Ventures, LLC, headquartered in Louisville, Kentucky.

Frank A. D’Amelio was initially elected to the Board in September 2003. He is Senior Vice President and Chief Financial Officer of Pfizer Inc, having held this position since September 2007. Prior to that, Mr. D’Amelio was Senior Executive Vice President of Integration and Chief Administrative Officer at Alcatel-Lucent from December 2006 to August 2007, and Director and Chief Operating Officer of Lucent Technologies Inc. from March 2006 to November 2006. During January and February 2006, Mr. D’Amelio was the Chief Financial Officer of Lucent. From May 2001 until January 2006, he was Executive Vice President, Administration and Chief Financial Officer of Lucent.

W. Roy Dunbar was initially elected to the Board in April 2005. He is President and Chief Executive Officer of NetworkSolutions, having accepted this position in January 2008. Prior to that, Mr. Dunbar was President of Global Technology and Operations for MasterCard Incorporated, having held that position since September 2004. Mr. Dunbar worked at Eli Lilly and Company for 14 years, most recently as President of Intercontinental Operations from 2003 until he joined MasterCard, and Chief Information Officer from 1999 to 2003.

Kurt J. Hilzinger was initially elected to the Board in July 2003. Mr. Hilzinger is a Partner at Court Square Capital Partners, LP, having held this position since November 2007. Prior to that, he was a Director of AmerisourceBergen Corporation from March 2004 to November 2007; and was also President and Chief Operating Officer of AmerisourceBergen Corporation from October 2002 to November 2007. Mr. Hilzinger was Executive Vice President and Chief Operating Officer of AmerisourceBergen Corporation from August 2001 to October 2002.

Michael B. McCallister was appointed as President and Chief Executive Officer of the Company and to the Board of Directors of the Company in February 2000. Mr. McCallister joined the Company in June 1974. In 2008, Mr. McCallister also served on the Board of Directors of National City Corporation until its merger with PNC Financial Services Group on December 31, 2008.

William J. McDonald was initially elected to the Board in October 2007. Mr. McDonald is Executive Vice President, Brand Management of Capital One Financial Corporation, having held that position since 1998.

William E. Mitchell has been Chief Executive Officer of Arrow Electronics, Inc. since February 2003, and was also President of the company from February 2003 to February 2008. He has been Chairman of the Board of Directors of Arrow since May 2006. Mr. Mitchell has announced that he will relinquish the position of Chief Executive Officer of Arrow effective May 1, 2009. He will remain as Executive Chairman through December 31, 2009. Mr. Mitchell also serves on the Board of Directors of both Brown-Forman Corporation and Rogers Corporation. Mr. Mitchell was recommended to the Board of Directors by a third-party search firm.

James J. O’Brien was initially elected to the Board in April 2006. Since 2002, Mr. O’Brien has been the Chairman of the Board and Chief Executive Officer of Ashland Inc. Prior to being named to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland Inc., and before that, Senior Vice President and Group Operating Officer. He currently serves on the Board of Directors of Ashland Inc.

Marissa T. Peterson was initially elected to the Board in August 2008. Ms. Peterson was recommended to the Board of Directors by a third-party search firm. Ms. Peterson was formerly executive vice president of worldwide operations and services for Sun Microsystems Inc. in Santa Clara, California, until her retirement in 2005 after 17 years with the company. Ms. Peterson currently serves on the board of directors for SUPERVALU INC., Ansell Limited, and the Lucile Packard Children’s Hospital at Stanford and previously served on the board of trustees of Kettering University.

W. Ann Reynolds, Ph.D. was initially elected to the Board in January 1991. Dr. Reynolds served as the President of the University of Alabama at Birmingham from 1997 to 2002. She also was the Chancellor of the City University of New York from 1990 to 1997, where she was responsible for the 21 colleges and professional schools that comprised that system. Prior to that, Dr. Reynolds was the Chancellor of the California State University system from 1982 to 1990, and held academic posts as clinical professor of obstetrics and gynecology at the UCLA School of Medicine. Dr. Reynolds serves as a director of Abbott Laboratories, Life Technologies Corporation, and Owens Corning.

The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

Vote Required and Recommendation of Board of Directors. A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the election of directors. Pursuant to current NYSE regulations, brokers have discretionary voting power over director elections. Under the Company’s Majority Vote Policy, upon election to our Board of Directors a director is required to submit his or her irrevocable resignation to our Board of Directors, conditioned upon the director not achieving the requisite stockholder vote and acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL NOMINEES.

DIRECTOR COMPENSATION

During 2008, the directors were compensated pursuant to the following schedule:

Annual Retainer	$75,000
Chairman of the Board Additional Annual Retainer	$160,000(1)
Committee Chairman fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair 3. All other Committee Chairs	$25,000 $18,000 $12,000
Executive Committee Member fee per year	$12,000
Common Stock per year (1st Business Day of January)(2)	$125,000 in stock (variable # of shares)
Charitable Contributions Annual Match	up to $25,000
Group Life and Accidental Death Insurance— (except Chairman)	$150,000
Group Life and Accidental Death Insurance—Chairman	$400,000
Business Travel Accident Insurance	$250,000
Restricted Stock Units Granted Initial Date of Election(2)	7,500 Restricted Stock Units

(1)	The Additional Annual Retainer for the Chairman of the Board was increased from $100,000 to $160,000 in October of 2008.

(2)	Pursuant to our Directors Stock Retention Policy, any director compensation received in the form of restricted stock or restricted stock units must be held by the director until he or she no longer serves as a member of the Board.

The following table shows the compensation earned for non-employee directors in 2008:

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(1)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensation ($)(4) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5) (f)	All Other Compensation ($)(6) (g)	Total ($) (h)
David A. Jones, Jr.	$203,115	$125,065	—	—	$12,100	$28,871	$369,151
Frank A. D’Amelio	$100,554	$125,065	—	—	—	$14,962	$240,581
W. Roy Dunbar	$87,482	$125,065	—	—	—	$15,524	$228,071
Kurt J. Hilzinger	$105,000	$125,065	—	—	—	$26,796	$256,861
William J. McDonald	$75,415	$125,065	—	—	—	$14,520	$215,000
James J. O’Brien	$75,000	$125,065	—	—	—	$26,508	$226,573
Marissa T. Peterson(7)	$31,250	$392,618	—	—	—	$544	$424,412
W. Ann Reynolds, Ph.D.	$87,000	$125,065	—	—	$25,036	$30,023	$267,124
(1)

Messrs. Jones, D’Amelio, Dunbar and McDonald each deferred his cash compensation for 2008. Messrs. D’Amelio, Dunbar, Hilzinger, McDonald, O’Brien, Ms. Peterson and Dr. Reynolds each deferred their stock compensation for 2008. Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, which we refer to as the Deferred Compensation Plan, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as a Board member. For 2008, the director could have chosen to have cash fees credited to a guaranteed interest account at a rate equal to the average ten-year U.S. Treasury Note rate for the previous calendar quarter. The deferred stock will be paid out as Shares. Payments under the Deferred Compensation Plan generally commence on the date of termination of the director’s service as a member of the Board or a later date specified by the director. We pay all costs and expenses incurred in the administration of the Deferred Compensation Plan. Effective January 1, 2008, a director electing to defer cash could choose to convert the cash to Humana Common Stock Units. During 2008, Messrs. Jones, D’Amelio, Dunbar and McDonald chose this option. The number of Humana Common Stock Units was determined by dividing the amount of cash deferred by the fair market value of Humana Common stock on the last business day of each calendar quarter. Beginning on January 1, 2009, a director electing to defer cash could choose any of the investment options offered in the Deferred Compensation Plan using Charles Schwab’s Retirement Plan Services, including the Humana Common Stock Fund. Messrs. Jones and McDonald elected to defer their cash compensation under the Schwab program in 2009.

(2)	On January 2, 2008, when the fair market value of our common stock was $77.83, each director in office at that time, other than Mr. McCallister, was granted a stock award of 1,607 shares. On August 27, 2008, the date on which Ms. Peterson was first elected to the Board and on which date the fair market value of our common stock was $45.41, Ms. Peterson was awarded 7,500 restricted stock units, and was also awarded 1,147 shares, representing a pro-ration of the annual $125,000 in stock award, in accordance with the policies noted above. The amount shown in column (c) above is the value calculated pursuant to SFAS 123R, as further discussed under “Compensation Policies Based on Certain Tax and Accounting Rules” which is the grant-date fair market value less the par value of $0.1667 per share times the number of shares awarded.

(3)	Outside Directors did not receive any stock options as part of the 2008 Directors Compensation Program.

(4)	Outside Directors did not receive any non-equity incentive plan compensation as part of the 2008 Directors Compensation Program.

(5)	A director who is not an employee must retire at the annual meeting following his or her seventy-third birthday. Non-employee directors elected subsequent to 1997 do not receive any retirement benefits. David A. Jones, Jr. and W. Ann Reynolds, Ph.D. are the only current directors that will have retirement benefits that are grandfathered under our former Retirement Policy. Under the Retirement Policy a retiring director is entitled to elect to receive either: (1) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (2) in lieu thereof, an actuarially equivalent joint and survivor annuity payment. In addition, under the Retirement Policy, each retiring director also receives an annual matching charitable contribution benefit of $19,000 for the life of the director. Under the Retirement Policy, the amount was prorated for service less than ten years. Mr. Jones and Dr. Reynolds have been members of our Board of Directors for over ten years.

The Retirement Plan present values were determined based on a discount rate of 5.50% and a post-retirement mortality assumption using the RP-2000 Mortality Tables for males and females projected to 2009, with 100% white collar adjustment. No pre-retirement mortality is assumed.

(6)	We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings. From time to time, we may transport one or more directors to and from such meetings or other Company business in our airplane. We also reimburse the director for other reasonable expenses related to board service, such as director education, which amounts are not included in the table above. In addition, we paid certain local occupational taxes that averaged approximately $897 per outside director, and life and accidental death insurance premiums that averaged approximately $836 per outside director which amounts are included in the table above. Directors may elect to participate in the medical and dental benefit programs offered to all our employees at a comparable rate as paid by employees. In 2008, only Ms. Peterson elected to participate. The “All Other Compensation” amount above includes the following amounts:

Director	Matching Gift	Occupational Tax	Life Insurance	Total – All Other Compensation
David A. Jones, Jr.	$25,000	$2,767	$1,104	$28,871
Frank A. D’Amelio	$14,542	$6	$414	$14,962
W. Roy Dunbar	$15,250	$4	$270	$15,524
Kurt J. Hilzinger	$25,000	$1,526	$270	$26,796
William J. McDonald	$14,100	$6	$414	$14,520
James J. O’Brien	$25,000	$1,094	$414	$26,508
Marissa T. Peterson	$0	$454	$90	$544
W. Ann Reynolds, Ph.D.	$25,000	$1,315	$3,708	$30,023

(7)	Ms. Peterson was elected to the Board of Directors on August 27, 2008. Her compensation reflects the pro-rated amount of the fees discussed above.

OUTSTANDING OPTIONS

OUTSIDE DIRECTORS

December 31, 2008

The following table provides information as of December 31, 2008 on the stock options held by the director nominees who were non-employee directors in 2008.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)
David A. Jones, Jr.	5,000 40,000 5,000 5,000 5,000 5,000 2,500			$ $ $ $ $ $ $	18.7813 19.2500 7.8750 14.7813 11.5500 10.1900 23.0500	01/04/09 01/15/09 01/03/10 01/02/11 01/02/12 01/02/13 01/02/14	(3)(10) (6)(10) (7) (8) (9) (4) (2)
Frank A. D’Amelio	15,000 2,500			$ $	18.0300 23.0500	09/11/13 01/02/14	(1) (2)
W. Roy Dunbar	0				—	—
Kurt J. Hilzinger	15,000 2,500			$ $	16.4550 23.0500	07/10/13 01/02/14	(5) (2)
William J. McDonald	0				—	—
James J. O’Brien	0				—	—
Marissa T. Peterson	0				—	—
W. Ann Reynolds, Ph.D.	5,000 5,000 5,000 5,000 5,000 2,500			$ $ $ $ $ $	18.7813 7.8750 14.7813 11.5500 10.1900 23.0500	01/04/09 01/03/10 01/02/11 01/02/12 01/02/13 01/02/14	(3)(10) (7) (8) (9) (4) (2)

(1)	Options granted on 09/11/03 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(2)	Options granted on 01/02/04 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(3)	Options granted on 01/04/99 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(4)	Options granted on 01/02/03 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(5)	Options granted on 07/10/03 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(6)	Options granted on 01/15/99 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(7)	Options granted on 01/03/00 pursuant to the Company’s 1989 Stock Incentive Plan, shares are fully vested

(8)	Options granted on 01/02/01 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(9)	Options granted on 01/02/02 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(10)	Options have been exercised since December 31, 2008 and are no longer outstanding as of February 23, 2009.

As of December 31, 2008, the following Restricted Stock Units have been deferred by the directors, as of the dates indicated, pursuant to the discussion under the Director Compensation Table — Footnote (1):

	December 31, 2008	February 23, 2009
David A. Jones, Jr.	5,022	5,022
Frank A. D’Amelio	8,126	11,503
W. Roy Dunbar	7,805	11,182
Kurt J. Hilzinger	5,659	9,036
William J. McDonald	11,382	14,759
James J. O’Brien	13,031	16,408
Marissa T. Peterson	7,500	10,877
W. Ann Reynolds, Ph.D	1,607	4,984

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC and the NYSE, reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These reports generally are due within two business days of the transaction. Executive officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all the forms they file.

During the year ended December 31, 2008, based upon our knowledge of stock transfers, a review of copies of these reports and written representations by persons subject to Section 16(a) as furnished to us, all executive officers, directors, and greater than ten percent beneficial owners of our common stock complied with Section 16(a) filing requirements applicable to us.

We have a program to oversee the compliance of our executive officers and directors in their reporting obligations.

Security Ownership of Certain Beneficial Owners of Company Common Stock

Principal Stockholders of the Company

We know of no person or entity that may be deemed to own beneficially more than 5% of our outstanding common stock except for:

Wellington Management Company, LLP 75 State Street Boston, MA 02109	21,086,884 shares	12.49	% (1)(2)

(1)	The percentage of ownership is based on 168,854,995 shares of our common stock outstanding as of January 31, 2009.

(2)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2008, Wellington Management Company, LLP has shared power to vote 7,838,198 shares and has shared dispositive power over 21,071,084 shares.

Security Ownership of Directors and Executive Officers

The following table shows stock ownership by each of our director-nominees, each Named Executive Officer, as defined herein, and by the director-nominees and executive officers as a group as of February 23, 2009, unless otherwise indicated.

	Company Common Stock Beneficially Owned as of February 23, 2009 (1)(2)(3)	Percent of Class as of February 23, 2009 (4)
David A. Jones, Jr.	469,316
Frank A. D’Amelio	26,777
W. Roy Dunbar	9,687
Kurt J. Hilzinger	24,702
Michael B. McCallister	1,476,209
William J. McDonald	250
William E. Mitchell	0
James J. O’Brien	1,000
Marissa T. Peterson	1,347
W. Ann Reynolds, Ph.D.	56,866
James H. Bloem	198,830
James E. Murray	592,016
Jonathan T. Lord, M.D.	142,216
Bruce J. Goodman	125,824
All directors and executive officers as a group (20 in number, including those named above)	3,582,551	2.11

(1)	Beneficial ownership of Shares of our common stock, for purposes of this Proxy Statement, includes Shares of our common stock as to which a person has or shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the Humana Retirement & Savings Plan are included. These footnotes describe whenever an individual shares voting and/or investment power over the Shares of our common stock beneficially owned by them.

The number of Shares of our common stock listed:

(a)	Includes certain Shares of our common stock equivalents held for the benefit of the individuals in the Humana Retirement & Savings Plan as of January 31, 2009, over which the employee participant has voting power and investment power. They are as follows:

Michael B. McCallister	38,837
James H. Bloem	0
James E. Murray	21,931
Jonathan T. Lord, M.D.	7,658
Bruce J. Goodman	130
All executive officers as a group (numbering 11, including those named herein)	85,992

(b)	Includes Shares of our common stock which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after February 23, 2009 under our 1989 Stock Option Plan for Non-Employee Directors, the 1996 Stock Incentive Plan for Employees or the 2003 Stock Incentive Plan. They are as follows:

David A. Jones, Jr.	22,500
Frank A. D’Amelio	17,500
W. Roy Dunbar	0
Kurt J. Hilzinger	17,500
Michael B. McCallister	958,812
William J. McDonald	0
William E. Mitchell	0
James J. O’Brien	0
Marissa T. Peterson	0
W. Ann Reynolds, Ph.D.	22,500
James H. Bloem	111,732
James E. Murray	462,959
Jonathan T. Lord, M.D.	86,709
Bruce J. Goodman	92,317
All directors and executive officers as a group (numbering 20, including those named herein)	1,996,032

(2)	Certain directors have deferred the stock awards pursuant to our Deferred Compensation Plan for Non-Employee Directors. These Shares are not included in the totals reported above. The initial award of 7,500 restricted stock units to each of Messrs. McDonald and O’Brien and Ms. Peterson is also not included in the totals reported above. As of February 23, 2009, which includes the awards in January 2009, the Shares deferred were as follows:

David A. Jones, Jr.	5,022
Frank A. D’Amelio	11,503
W. Roy Dunbar	11,182
Kurt J. Hilzinger	9,036
William J. McDonald	14,759
James J. O’Brien	16,408
Marissa T. Peterson	10,877
W. Ann Reynolds	4,984

(3)	As of February 23, 2009, no shares of stock are pledged by any of our Executive Officers or Directors.

(4)	Unless indicated, less than 1% of the class.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We view our compensation program as a means of continuing investment in human capital that will drive high performance and success in the marketplace. This Compensation Discussion and Analysis discusses our compensation policies and practices, beginning with our compensation philosophy, and proceeding through our compensation objectives, describing each element of compensation and the decision-making process that supports it. It focuses on how we compensate our Named Executive Officers, as defined herein, and other key associates, and how we uphold our compensation standards through a governance system that includes internal oversight as well as expert outside review.

We operate in a highly competitive, complex and consolidating industry. Our compensation program for executive officers supports our philosophy that compensation should be designed to challenge participants as well as reward them, resulting in superior performance for our stockholders. Consistent with our commitment to the highest ethical standards, our compensation philosophy is derived from our belief that dedication to our business vision is a prerequisite for compensation that is market-based, competency-paced and contribution-driven.

In furtherance of this philosophy, we believe that our compensation program must:

•	Support our business strategy, be competitive, and provide significant rewards for outstanding financial and individual performance;

•

Align with stockholders’ interests by including a significant portion of executive pay that is “at risk” in the form of annual incentive awards that are paid, if at all, based on Company performance, and an appreciation in the value of our common stock; and

•	Attract, motivate and retain highly qualified executives.

Generally, in setting executive compensation, the Committee reviews data from a group of comparable peer companies, based on size and market capitalization, which we refer to as our peer group. In 2008, we continued our strategy of targeting the total compensation of our Named Executive Officers to approximate the median compensation level of our peer group.

With respect to our Named Executive Officer compensation for 2008, in February 2008 the Committee awarded base salary increases from 2007 ranging from 3.58%-6.86%, which were generally consistent with our peer group standard. Since our earnings per share, or EPS, for 2008 did not meet the established minimum threshold goal, our Named Executive Officers did not receive any payments under the Executive Management Incentive Compensation Plan for 2008, nor did our Named Executive Officers receive any incentive payments outside of that plan.

We believe that the salaries, programs, policies and practices for 2008, disclosed in this report and the tables that follow, demonstrate that our compensation philosophy and program achieve our compensation goals, and that the total mix of compensation provided to our executive officers, including Named Executive Officers, is consistent with this philosophy. We also believe that our compensation decisions for 2009 will support our business vision in the current economic environment by providing the appropriate mix of motivation and reward to our executives.

Compensation Philosophy

Our compensation philosophy is based on our fundamental value premise:

Associate Value drives Customer value, which drives Shareholder value

Our culture is based on the trust that is shared between our associates, our customers, and Humana as an employer and builder of associate talent. Our signature branding line:

“Guidance when you need it most”

can be executed effectively only by our associates who believe and trust in our vision:

“To be the most trusted name in health solutions”.

One of the most important ways we gain associate trust is through the competitiveness, fairness, and integrity of our compensation, benefits and associate services.

Compensation Program Objectives

Our compensation program is intended to create competitive advantage by fostering superior performance of our human capital. Performance management at Humana focuses on building competencies required for the business, and on pursuing the highest level of contribution from each Humana associate. In general, our compensation program is designed to:

•	Provide compensation and benefits policies and practices that motivate and reward associates to achieve goals and objectives designed to enhance the value of the enterprise;

•	Provide total compensation, when such objectives are met, that is competitive with the market, based on the surveyed value of benchmark indices in the market;

•	Align individual compensation with demonstration of defined competencies;

•	Assess individual contribution so that performance will be rewarded appropriately; and

•	Assure that compensation is performance-based, using measurable objectives and results.

The elements of the program are comprised of direct and indirect compensation.

Direct Compensation: Salaries and Incentives for Associates

Our compensation program provides total cash or equity compensation that is:

•

Market-based—Competitive with our peer group and general industry standards; targeted on average at market medians, but typically ranging from the 25th to 75th percentiles, depending on the level of competency and contribution;

•	Competency-paced—Flexible enough to match the progress of fast-rising performers but resistant to salary advancement for those whose competency level has remained static;

•

Contribution-driven—Reward those who make a difference, creating meaningful compensation distinctions among different levels of performance and achievement, while avoiding annual compensation actions that foster an “entitlement mentality.”

Indirect Compensation: Benefits and Services for Associates

Our compensation program provides a qualitative and quantitative mix of benefit programs that promote security and well-being:

•	Health benefits, life and disability coverage that provide income protection;

•	Retirement plans; and

•	Services accessed or purchased on a group basis to assist associates to maintain work/life balance.

We seek to provide cost-effective associate benefits whose level, flexibility, and breadth are competitive with comparator companies and industry benchmarks.

Recent Modifications

The Board of Directors’ Organization & Compensation Committee, which we refer to as the Committee, with the Committee’s consultant, Frederic W. Cook & Co., Inc., or Cook, has continued its on-going evaluation of the compensation philosophy, the pay elements and their application. As a result, the Committee has recently adopted a clawback policy, which is discussed further below in the section entitled, “Clawbacks.”

Leadership Compensation

Leadership compensation reflects our compensation philosophy and is calibrated to the special demands of those with the greatest responsibility for the success of the organization. Consequently, comparisons to industry and labor-market competitors reflect the relative financial performance of the companies considered, as well as absolute compensation. Since a large percentage of leadership compensation is performance-based, in the form of incentive compensation and the potential for equity appreciation, profitability heavily influences compensation outcomes for Humana leaders.

The following are the principal elements of compensation for our executive officers :

•

Salary—Base salaries targeted at market medians, but typically ranging from the 25th to the 75th percentile, with the actual levels reflecting the competency and contributions of individual executives;

•	Annual cash incentives—Targeted cash incentives reflecting market medians, with financial performance measured against targets that determine reward levels;

•	Long-term incentives—Competitive levels of long-term equity compensation vehicles designed to motivate leaders to achieve attractive long-term stockholder returns;

•	Retirement – Opportunity for retirement income that will motivate high-potential leaders to pursue a long-term career with the Company.

How We Benchmark Pay for Named Executive Officers

Multiple factors influence the total compensation of Named Executive Officers. In general, we seek to provide competitive total compensation that enables us to retain and motivate our business leaders. “Competitive” means that leadership pay at Humana is similar to pay in the executive labor market for other leaders in similar roles within our peer group.

We use competitive market data as a starting point for our analysis. In addition, we take into consideration the executive’s overall performance, his or her potential, the presence of any unique or hard-to-replace skills, as well as the executive’s judgment, leadership ability and competencies. The performance of the executive’s business function and his or her ability to build teams and develop talent are also factors. Likewise, we also consider the relativity of pay between all the Named Executive Officers and the total compensation of the Chief Executive Officer. In addition, the overall performance of the Company must be weighed, especially in the case of the Named Executive Officers and other senior leaders.

Ultimately, we must distill all these factors and apply our best judgment when determining executive pay. Such judgments must always produce a total compensation package that is reasonable as compared to our business prospects, based on our long-term business plans. This allows the Committee to set a compensation package that it believes will:

(i)	appropriately motivate and challenge its executives without encouraging undue risk to the Company; and

(ii)	achieve an appropriate balance between the prospects for the Company and its stockholders and the compensation of its executives.

We benchmark our compensation and benefits practices to other publicly traded companies that are comparable to us in significant ways. For Named Executive Officers, we use comparisons from groups of competitors within our peer group, based on revenue size and profitability, as well as our closest industry competitors. Information is also available through third-party compensation surveys such as those undertaken by Mercer, Hewitt, Towers Perrin and Equilar. We also review the proxy statements of public companies comparable in size, geography, and financial performance, although it is worth noting that these proxy statements yield detailed information only with respect to each company’s named executive officers. Using different comparative measures (e.g., industry, market cap, etc.) yields multiple perspectives that enrich our understanding of competitive executive pay practices. Company comparators are reviewed every other year to ensure continued appropriateness of our compensation program.

In addition, each year, we rigorously benchmark the compensation of our top 100 executives, a process that ensures the integrity of our compensation program throughout Humana’s leadership tier. We use the third-party survey resources mentioned above, and combine this data analysis with our own evaluation of an individual’s performance and the Company’s performance against business plan objectives, to arrive at compensation decisions. We believe benchmarking with reference to the peer groups and surveys provides Humana with the most comprehensive means of ensuring that our senior-level compensation is peer-competitive.

For 2008, the Board’s consultant, Cook, recommended a reassessment of our peer groups reflecting the change in our size and performance. While Cook provided advice on peer group selection, we also utilized Mercer’s published Perspective “Responsible Peer Group Selection” as a reference to assist in developing guidelines to select companies to comprise a single, new peer comparison group. Companies selected are those:

(i)	with whom we compete for talent; and

(ii)	whose revenues, market capitalization, and business focus are similar to Humana’s.

The Committee has approved the following peer group of public companies to serve as our benchmark:

Aetna Inc.	Genworth Financial Corp.	Progressive Corp.
AFLAC Inc.	Hartford Financial Services Group, Inc.	SunTrust Banks, Inc.
Allstate Corp.	Health Net, Inc.	The Travelers Companies, Inc.
CIGNA Corporation	MedcoHealth Solutions, Inc.	UnitedHealth Group, Inc.
CNA Financial Corporation	Nationwide Financial Services, Inc.	Unum Group
Coventry Health Care, Inc.	PNC Financial Services Group, Inc.	Wellpoint, Inc.
Express Scripts, Inc.	Principal Financial Group, Inc.

How We Establish Named Executive Officer Compensation

The process for establishing specific levels for each component of pay is based on an assessment of market pay data, as described above, followed by discussions among the Committee, the Chief Executive Officer, the Chief Human Resources Officer, and Cook.

Our Chief Executive Officer, with guidance from the Chief Human Resources Officer, discusses with the Committee his recommendations for the compensation of his direct reports and the rationale for those recommendations. Cook provides guidance to the Committee discussion when determining the Chief Executive Officer’s compensation. The Committee independently makes all final decisions.

The components of our compensation program for Named Executive Officers in 2008 were:

•	Base salary;
•	An annual incentive generally paid in the first quarter following the end of Humana’s fiscal year pursuant to the stockholder-approved Humana Management Incentive Plan;
•	Grants of equity in the form of stock options that vest ratably over the three years following the grant, with a seven-year term;
•

Participation in the Humana Retirement and Savings Plan, a qualified, combined retirement plan and 401(k) plan; and the Humana Supplemental Executive Retirement & Savings Plan, a non-qualified ERISA restoration plan;

•	Various perquisites, including a matching annual charitable gift program; life insurance benefits; financial planning assistance; and personal use of Company aircraft; and
•	Severance programs providing for certain payments in the event of termination of employment.

Base Salary

Base compensation for executive officers is determined by an assessment of:

•	overall Company performance;

•	executive officer performance;

•	internal pay equity;

•	changes in executive officer responsibilities; and

•	relevant survey findings.

While vital aspects of performance can be measured in financial terms, we also evaluate executive management in areas that must be assessed more subjectively. These include the development and execution of strategic plans, the exercise of leadership in the development of management talent, innovation and improvement in our products and processes, as well as the executive’s involvement in industry groups and in the communities that we serve.

Individual salaries are generally established to target the market median, but typically range from the 25th to the 75th percentile. Base salary levels are established to ensure the attraction, development and retention of superior talent and take into account an individual executive’s performance as well. Base salaries of the Named Executive Officers in 2008, and their relationship to market medians, are listed in the table below.

Named Executive Officer	2008 Base Salary	2008 Market Median(1)
Michael B. McCallister	$1,025,000	$1,116,850
James H. Bloem	$545,000	$ 586,250
James E. Murray	$670,000	$ 778,850
Jonathan T. Lord, M.D.	$520,000	$ 412,100
Bruce J. Goodman	$492,000	$ 426,700

(1)	Based on market information available at the time of decision from executive pay surveys and the proxy statements of the peer group in February 2008.

Annual Incentives — Management Incentive Plan

Incentive Plan Objectives

Our incentive compensation plans permit us to provide annual performance incentives which link the compensation of selected key executives to certain key performance objectives and to reward them, when appropriate, for their efforts in optimizing our profitability and growth consistent with sound and ethical business practice and risk-taking. Our plans link the compensation of the executive with his/her performance, and provide a direct correlation with the performance of the Company and its value to our stockholders.

Description of the Plan for Named Executive Officers

The Humana Inc. Executive Management Incentive Compensation Plan, which we refer to as the Management Incentive Plan, is administered by the Committee, which has final authority to construe and interpret it. The Committee annually selects those executive officers and other key executives eligible to participate in the Management Incentive Plan and establishes specific performance targets based on predetermined business goals, and an objective formula or standard to determine the minimum and maximum awards payable to each participating executive. The Committee has sole discretion to determine the form, amount and terms of each award, which need not be uniform among the persons eligible to receive awards. The Committee may determine at the time the performance targets are established that certain adjustments will be made in evaluating whether the performance targets have been met (e.g., disposition or acquisition of a business, gains or losses resulting from material litigation, or the effect of changes in accounting principles during the performance period).

Additionally, the Management Incentive Plan is designed to comply with the performance-based compensation criteria contained in the Internal Revenue Service, or the IRS, Section 162(m) regulations which permit the deductibility of most of the compensation earned by our Named Executive Officers. The Management Incentive Plan was approved by our stockholders in April 2008, and became effective as of January 1, 2008, for awards earned during the five-year period ending December 31, 2012. During 2008, our Named Executive Officers participated in the Management Incentive Plan.

2008 Incentive Plan Compensation

For all Named Executive Officers, the 2008 performance target was based on the attainment of a pre-established EPS objective. The Committee selected a single performance target because it believed that our Named Executive Officers should be held to the highest possible standard to determine incentive compensation. The Committee felt that attainment of an EPS goal was the best reflection of the success of our business plan, and the goal was therefore established to provide a direct link between executive compensation and this key performance objective of the Company.

The $5.45 EPS target for 2008 was 11% greater than the actual 2007 performance of $4.91. This target was based on our business plans and reflected the initial share guidance that we provided to our stockholders. The target was considered a challenging goal, based on the prospects of our government and specialty businesses. The maximum was set to encourage increased contribution within a tolerable risk.

Since our EPS for 2008 did not meet the established minimum threshold goal, our Named Executive Officers did not receive any payments under the Management Incentive Plan for 2008, nor did our Named Executive Officers receive any incentive payments outside of our management incentive program.

Long-Term Incentives — Equity Awards

To promote long-term performance and as a means of attraction, motivation and retention, we use stock options to compensate executive officers, and a mix of stock options and restricted stock awards to compensate other key associates. Equity-based compensation provides a vital link between the long-term results achieved for our stockholders and the rewards provided to executive officers and other associates. We use a different mix of stock options and restricted stock awards to compensate our executive officers and other key associates because we believe that each form of equity compensation provides us with different benefits.

•

Stock Options. The value of stock options to grantees increases solely as our stock price increases from the date of grant. We use stock option grants to motivate and challenge our executives to achieve positive returns for our stockholders by placing key elements of executive compensation at risk, with a secondary benefit of retention derived from vesting conditions imposed on the stock options.

•

Restricted Stock. Restricted stock generally provides value on the date of grant regardless of whether stock price increases. We use restricted stock grants for retention purposes and to motivate and challenge our key executives. A secondary benefit is derived from the potential added appreciation opportunity as our stock price increases.

We believe that our equity compensation plans provide an appropriate balance between attraction, retention and motivation of executives and the creation of stockholder value.

All stock options and restricted stock awards are granted at regularly scheduled meetings of our Board of Directors, or of the Committee. The stockholder-approved “2003 Stock Incentive Plan” provides that the options are granted at the average of the high and low stock trading price on the NYSE (fair market value) on the date of grant. We have a policy of not making equity awards when we are aware of any material non-public information. For the last several years, the annual Company-wide option and restricted share awards have been made at the Committee meeting held in the first quarter of the year, following the announcement of annual results for the prior year. The Board and Committee schedules are determined more than a year in advance. Generally, awards are made annually to approximately 2 – 4% of all associates, including the Named Executive Officers. In addition to the annual grant, options and/or restricted stock are granted for promotions, new hires, or increases in responsibilities at the six regularly scheduled meetings of the Board or the Committee.

Rationale for Equity Awards.    As a result of a review of stock programs and competitive practices at peer companies, along with an analysis of equity cost, and with the assistance of Cook and management, the Committee determines the aggregate amounts and terms of stock option and restricted stock awards for each executive.

The value of each award reflects the executive’s level of responsibility and contributions to the Company. In making equity awards, the Committee reviews and approves the dollar value of an award to be granted to each Named Executive Officer, based on the benchmarking discussed above. The number of Shares is then determined using the fair market value on the grant date, as determined by the Black-Scholes methodology for stock options.

2008 Awards.    In 2008, the Committee granted options totaling approximately 0.79% and restricted stock awards totaling approximately 0.39% of the Company’s outstanding common stock as of December 31, 2008, to its associates.

In 2008, consistent with our policy, all Named Executive Officers and direct reports to Mr. McCallister received only stock options, the next level of management received a mix of stock options and restricted stock, and the remaining recipients received only restricted stock.

The table that follows this report entitled, “Grants of Plan-Based Awards,” shows the number of stock options awarded to each Named Executive Officer and the total expense required to be recognized by the Company for each award. Generally, the expense of each award is spread over the three-year vesting period for that award. The amount of the expense attributed to 2008 for awards in 2008 as well as prior periods is shown in column “(f) — Option Awards” of the table below entitled, “Summary Compensation Table.”

The table that follows this report entitled, “Outstanding Equity Awards at Fiscal Year-End,” lists the options outstanding by grant date and price for each Named Executive Officer. There were no unvested awards of restricted stock for any of the Named Executive Officers. These unexercised options reflect the years of service of each Named Executive Officer and the frequency with which an individual exercises the options granted.

Humana routinely reviews the outstanding equity information for each executive officer to examine the value of prior compensation decisions.

Compensation Mix

The key elements of direct executive compensation — salary, cash incentives, and equity awards — are designed with the objective of putting a substantial portion of executive pay at risk. While salaries are intended to be assured, the other two elements only have value if certain key performance results are achieved. Cash incentives are paid only upon the achievement of defined strategic and financial objectives. Grants of stock options only have value to executives if the value of the company increases through common stock price appreciation.

We believe that having a larger measure of key pay elements at risk motivates and challenges our executives to achieve positive returns for our stockholders. In the chart below, the proportion of pay at risk in 2008 is illustrated for the Named Executive Officers.

		Compensation At-Risk-2008
Named Executive Officer	Base Salary	Annual Incentive	Long-Term Incentive	Total
Michael B. McCallister	17%	25%	58%	100%
James H. Bloem	25%	25%	50%	100%
James E. Murray	23%	23%	54%	100%
Jonathan T. Lord, M.D.	27%	27%	46%	100%
Bruce J. Goodman	26%	26%	48%	100%

The chart and table above depict the relative mix of pay elements for 2008, made up of base salary earned, the potential value of the annual cash incentive earned in 2008 though paid in 2009, and the aggregate fair value of the 2008 grant of stock options based on a Black-Scholes valuation at the time of grant. Since our EPS for 2008 did not meet the established minimum threshold goal, none of the Annual Incentive target dollars were earned or paid. See the tables entitled “Summary Compensation Table” and “Grants of Plan-Based Awards” that follow this report for greater detail.

Clawbacks

The Committee recently adopted a clawback policy to supplement those provisions set forth in the Sarbanes-Oxley Act of 2002 and related regulations.

The clawback policy:

•	Applies to all executive officers;

•	Permits the recoupment of compensation in the event of a material restatement in the Company’s financials as a result of the misconduct or fraud on the part of the executive officer;

•

Permits the recoupment of all cash-based incentives earned by the executive officer involved in the misconduct or fraud during the twelve month period following the first public issuance of the financials that are the subject of the restatement; and

•	Grants discretion to the Committee to govern the clawback provision’s application.

Stock Ownership Guidelines

The Board believes that linking a significant amount of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, gives the executive a stake similar to that of Humana’s stockholders. Consistent with this philosophy, in 2005 the Board of Directors established stock ownership guidelines for the Company’s executive officers.

Expressed as a multiple of base salary, minimum levels of Humana common stock ownership, excluding shares held in retirement accounts and unexercised stock options, are:

• Chief Executive Officer:	Five times base salary

• Direct reports to the Chief Executive Officer:	Three times base salary

• All other Section 16 officers:	Two times base salary

In 2009, the Committee added a further condition to the stock ownership guidelines to provide that any shares owned by an executive officer (or shares received upon the exercise of options or vesting of restricted stock, less an amount to cover current tax liabilities) must be held by the executive officer until the relevant multiple is reached and thereafter maintained.

Employment Agreement – Mr. McCallister

On May 16, 2008, we entered into an amended and restated employment agreement with Michael B. McCallister, our President and Chief Executive Officer, which we refer to as the McCallister Employment Agreement. The McCallister Employment Agreement supersedes the employment agreement entered into between us and Mr. McCallister on September 13, 2000. The McCallister Employment Agreement has an initial term ending on December 31, 2010, which will be automatically renewed for successive periods of one year unless terminated by either party upon sixty days written notice. For a more detailed discussion of the McCallister Employment Agreement, please refer to footnote 1 of the table entitled, “Potential Payments Upon Termination or Change in Control of the Company.”

Severance Benefits — Change in Control Agreements

Mr. McCallister.    The benefits payable to Mr. McCallister in the event of a Change in Control of the Company are governed by the McCallister Employment Agreement.

Mr. McCallister is the only executive officer who would be entitled to a tax gross-up payment in the event he is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code on “parachute payments” to which he is entitled to receive in connection with a Change in Control. The effect of this gross-up would be to maintain Mr. McCallister in the same financial position that he would have been in had no tax under Section 4999 of the Code been imposed. Notwithstanding the above, in the event that a reduction of Mr. McCallister’s Change in Control payments by 10% or less, but not more than $200,000, would cause none of the payments to be considered “excess parachute payments,” Mr. McCallister would not be entitled to a gross-up payment and the payments would be reduced to the extent necessary so that none of the payments would be considered “excess parachute payments.”

We believe that the excise tax gross-up provided for in the McCallister Employment Agreement is appropriate in order to avoid a possible discriminatory impact of the excise tax rules. We believe it appropriate for Mr. McCallister to retain the same payment that he would have retained had the excise tax not been imposed, allowing him to recognize the full intended economic benefit of the severance provisions of the McCallister Employment Agreement.

Other Named Executive Officers and Key Company Executives.    We have entered into Change in Control severance agreements, which we refer to as CIC Agreements, with all officers, including Mr. Bloem, Mr. Murray, Dr. Lord, and Mr. Goodman, as well as certain key management employees. Pursuant to the CIC Agreements, for a two-year period following a Change in Control of the Company, certain benefits will be provided to these officers upon termination (whether involuntary or due to a resignation as a result of a change in responsibilities, location, or compensation). This “double trigger” is further described below.

Under the CIC Agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary and the maximum target incentive compensation payable to him or her, by a multiple ranging from one to one and one-half. Mr. Bloem, Mr. Murray, Dr. Lord, and Mr. Goodman would each receive a payment in the amount of one and one-half times the sum of their base salary and maximum target incentive payment in the event of a Change in Control. In addition, in the event of a Change in Control, generally all unvested Company options and all unvested restricted stock immediately vest. Health, life and disability insurance coverage would be provided, generally for a two-year period following termination unless the participant dies or is eligible for comparable coverage from another source.

All of the CIC Agreements (including the Change in Control provisions of the McCallister Employment Agreement) provide for a “double trigger” (i.e., two events must occur before any payment is made: the executive officer must be terminated or constructively terminated as described in the CIC Agreement, and such termination must have occurred after the Company entered into a definitive agreement, the consummation of which would result in a Change in Control, or the Change in Control has occurred). The Committee opted for a “double-trigger,” rather than providing for severance payments solely on the basis of a Change in Control, because we believe this to be more consistent with the purpose of encouraging the continued employment of our Named Executive Officers following a Change in Control. In the health benefits industry, mergers and acquisitions resulting in a Change in Control are common. We believe that the CIC Agreements for our executive officers allow our executives to devote their time to the duties of running our Company without being distracted by a potential Change in Control. We believe that the severance multiples provided for in the CIC Agreements are appropriate because they are comparable to similarly situated senior executives across U.S. industries. For a discussion of the payments Mr. McCallister, Mr. Bloem, Mr. Murray, Dr. Lord, and Mr. Goodman would receive in the event of a Change in Control, see the section entitled

“Potential Payments Upon Termination or Change in Control of the Company” that follows this report.

Retirement Plans

During 2008, we had two retirement plans covering our executive officers:

•	The Humana Retirement and Savings Plan, (available to all associates) is a qualified, combined retirement plan and 401(k) plan providing for both participant and Company contributions; and

•

The nonqualified Supplemental Executive Retirement and Savings Plan (“Supplemental Plan”) restores, on a nonqualified basis, Company contributions to the Humana Retirement and Savings Plan, which are restricted by the IRS compensation limits.

For additional details on our retirement plans see the table entitled “Nonqualified Deferred Compensation” which covers our Supplemental Plan, and the section entitled “Potential Payments Upon Termination or Change in Control,” which discusses all of our retirement plans.

We believe that our retirement programs will provide our executives with competitive levels of income replacement upon retirement, reflecting the executive’s years of service with our Company, and provide us with a package that will both attract and retain key talent in the Company. The potential payments under these plans are described in the tables that follow this report.

Other Benefits

We also provide certain other benefits to our executive officers as part of our competitive compensation program. The amounts expended through these programs are explained in detail in the footnotes that follow the Summary Compensation Table. As noted, not all Named Executive Officers participate in each benefit. The benefits include limited personal use of Company aircraft for the Named Executive Officers, an annual physical, a matching charitable gift program, supplemental life insurance benefits, financial planning assistance, and club memberships (used for business purposes; if from time to time used for personal reasons, the executive must reimburse the Company).

Compensation Policies Based on Certain Tax and Accounting Rules

Section 162 (m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Named Executive Officers serving on the last day of the year. Based on regulations issued by the IRS, we have taken the necessary actions to provide for the deductibility of payments under the Management Incentive Plan, including submitting the Management Incentive Plan to our stockholders for approval at our April 2008 meeting.

We view preserving tax deductibility as a contributing objective in establishing executive compensation. In specific instances we have authorized – and may continue to authorize from time to time — compensation arrangements that are not fully tax deductible, but which promote other important objectives of the Company. The Committee believes that all compensation paid for 2008 will be deductible for federal income tax purposes, except $115,000.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. SFAS 123R requires that the cost of an award, as determined on the date of grant at fair value, be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). The grant-date fair value of the stock option is estimated using the Black-Scholes option-pricing model. We adopted SFAS 123R on January 1, 2006. The Committee considers the impact of the expense associated with equity awards when making its option and restricted stock grants. The amount of the expense associated with the 2006, 2007 and 2008 grants to Named Executive Officers is reflected in the Summary Compensation Table and in the table entitled “Grants of Plan-Based Awards.”

The American Jobs Creation Act of 2004 materially changed the tax rules applicable to nonqualified deferred compensation arrangements, codified in Section 409A of the Internal Revenue Code (“Section 409A”). Section 409A provides that compensation deferrals under nonqualified deferred compensation plans, like the Company’s Supplemental Plan, are currently counted as gross income for all taxable years to the extent that the amounts are not subject to a substantial risk of forfeiture and have not previously been included in gross income, unless certain requirements are met. We believe that the Supplemental Plan, the CIC Agreements, the Humana Inc. Executive Management Incentive Compensation Plan, and our severance program are in compliance with the statutory provisions currently in effect so that any compensation under the plans is properly deferred.

Organization & Compensation Committee. All of the members of the Committee are independent, as defined by the NYSE, the SEC and the IRS. The current members of the Committee are Kurt J. Hilzinger, Chairman, W. Roy Dunbar, William J. McDonald, and Marissa T. Peterson (elected to the Committee on August 27, 2008). During 2008, the Committee met six times.

One of the primary responsibilities of the Committee is to review and approve executive officer compensation. It operates pursuant to a charter which is reviewed and approved each year. There were no changes to the Committee’s charter during 2008. The full text of the Committee charter may be viewed on our corporate website at www.humana.com.

Compensation Consultants. Since August 2004, the Committee has retained Cook as its independent compensation consultant. Cook’s role is to ensure that the Committee has objective information needed to make informed decisions in the best interests of stockholders based on compensation trends and practices in public companies, and has provided assistance to the Committee in evaluating our executive compensation policy and programs. As the Committee’s independent consultant, Cook advises on the interpretation of various rules and regulations impacting executive compensation, reviews with the Committee management’s proposals and initiatives, provides certain data on competitive pay levels, and undertakes special projects on behalf of the Committee. In 2008, a representative of Cook attended five of the Committee meetings, including, when invited, executive sessions. In accordance with the Committee’s Charter, the Committee has the sole authority to determine the compensation for and to terminate the services of Cook. We have a practice that Cook, as an independent compensation consultant, may not provide any other services to the Company without the prior authorization of the Committee. In 2008 Cook provided no additional services to the Company. For services provided to the Committee in 2008, we paid Cook approximately $185,000.

As discussed above, the Committee utilized the services of Mercer solely in evaluating our current retirement programs and for other informational and administrative purposes. For services provided to the Committee and management in 2008, we paid Mercer approximately $185,000.

In addition, the Committee has direct access to outside legal counsel.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

The Organization & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2008 with management. In reliance on these reviews and discussions, the Organization & Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of this Compensation Discussion and Analysis in this Proxy Statement.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report.

ORGANIZATION & COMPENSATION COMMITTEE

Kurt J. Hilzinger, Chairman

W. Roy Dunbar

William J. McDonald

Marissa T. Peterson

EXECUTIVE COMPENSATION

Executive Compensation of the Company

The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the last fiscal year by: (1) the President and Chief Executive Officer, (2) the Chief Financial Officer, and (3) each of the three other highest compensated executive officers of the Company serving at December 31, 2008 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards($) (f)(1)	Non-Equity Incentive Plan Compensation ($) (g)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(3)	All Other Compensation ($) (i)(4)	Total ($) (j)
Michael B. McCallister, President & Chief Executive Officer(5)	2008	$1,017,308	—	—	$3,078,897	$0	$0	$668,104	$4,764,309
	2007	$973,558	—	—	$2,438,685	$1,950,000	$4,438,993	$511,321	$10,312,557
	2006	$900,000	—	—	$2,378,837	$1,552,419	$542,896	$424,461	$5,798,613
James H. Bloem, Senior Vice President & Chief Financial Officer & Treasurer	2008	$539,665	—	—	$1,063,562	$0	$0	$169,624	$1,772,851
	2007	$509,441	—	—	$875,204	$765,000	$606,011	$147,460	$2,903,116
	2006	$470,000	—	—	$829,068	$675,248	$2,490	$126,266	$2,103,072
James E. Murray, Chief Operating Officer	2008	$663,846	—	—	$1,558,444	$0	$0	$245,071	$2,467,361
	2007	$629,423	—	—	$1,262,294	$945,000	$1,295,058	$220,254	$4,352,029
	2006	$591,370	—	—	$1,144,017	$849,892	—	$193,411	$2,778,690
Jonathan T. Lord, M.D. Senior Vice President & Chief Innovation Officer	2008	$517,231	—	—	$892,443	$0	$0	$178,950	$1,588,624
	2007	$501,673	—	—	$745,457	$753,000	$585,983	$165,157	$2,751,270
	2006	$485,000	$24,250	—	$742,979	$672,549	—	$161,932	$2,086,710
Bruce J. Goodman, Senior Vice President & Chief Service & Information Officer	2008	$489,385	—	—	$894,382	$0	$0	$204,281	$1,588,048
	2007	$474,712	—	—	$756,451	$712,500	$37,657	$193,988	$2,175,308
	2006	$460,000	—	—	$767,007	$660,881	$143,497	$165,743	$2,197,128

(1)	This column represents the amount of stock option expense recognized in 2008 which includes portions of awards granted in 2008, 2007, and 2006. Note 13 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2008, describes the assumptions used to determine the grant date fair value for overall Company options. The assumptions used for valuing the Named Executive Officers’ options as a group, applying the Black-Scholes methodology, were as follows:

	2008	2007	2006
Weighted Average Fair Value at Grant Date	$21.93	$23.12	$19.95
Expected Option Life (Years)	5.4	5.5	5.1
Expected Volatility	28.1%	30.3%	32.4%
Risk Free Interest Rate	3.0%	4.7%	4.6%
Dividend Yield	N/A	N/A	N/A

(2)	For a discussion of the potential ranges that could have been paid in 2008 under the Management Incentive Plan, see the Grants of Plan-Based Awards table.

(3)

In October 2007, our Officers’ Target Retirement Plan, a defined benefit plan, was discontinued for active participants. Due to this discontinuance, we no longer have a defined benefit plan for the Named Executive Officers. The amount listed under Change In

Pension Value – Column (h) for 2007 represents the difference between the Present Value of the Accumulated Benefit under the Officers’ Target Retirement Plan at December 31, 2006, and the amount actually transferred to the Supplemental Executive Retirement & Savings Plan as of October 31, 2007. This change primarily reflects a shift in methodology from a defined benefit approach (present value of benefits payable at the earliest unreduced retirement age of 65) to a defined contribution approach (present value of benefits payable immediately). At December 31, 2007, there were no benefits remaining in the Officers’ Target Retirement Plan for any active participants including the Named Executive Officers.

No Named Executive Officer received preferential or above-market earnings on deferred compensation.

(4)	The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include: Company contributions to the Supplemental Executive Retirement & Savings Plan and the Humana Retirement & Savings Plan; personal use of Company aircraft for the Named Executive Officers and in some cases members of their families; an annual physical; a matching charitable gift program; life insurance benefits; and financial planning assistance. In addition, we pay for club memberships for certain Named Executive Officers. These are used for business purposes, and if used from time to time for personal reasons, the Named Executive Officer must reimburse us for any expense.

Company Contributions to the Supplemental Executive Retirement & Savings Plan (this amount is also listed in the Nonqualified Deferred Compensation table):

Michael B. McCallister	$314,790
James H. Bloem	$123,581
James E. Murray	$158,567
Jonathan T. Lord, M.D.	$119,627
Bruce J. Goodman	$111,767

Personal Use of Company Aircraft: The costs of personal use of Company aircraft was based on the aggregate incremental costs to the Company, including the lost tax deduction to the Company and personal deadhead hours.

Michael B. McCallister	$255,572
James H. Bloem	$0
James E. Murray	$37,835
Jonathan T. Lord, M.D.	$0
Bruce J. Goodman	$40,765

Matching Charitable Contributions:

Michael B. McCallister	$25,000
James H. Bloem	$20,000
James E. Murray	$21,000
Jonathan T. Lord, M.D.	$15,000
Bruce J. Goodman	$9,500

Financial Planning:

Michael B. McCallister	$17,924
James H. Bloem	$0
James E. Murray	$0
Jonathan T. Lord, M.D.	$16,187
Bruce J. Goodman	$17,395

Company Contributions to the Humana Retirement and Savings Plan:

Michael B. McCallister	$22,370
James H. Bloem	$22,370
James E. Murray	$22,370
Jonathan T. Lord, M.D.	$22,370
Bruce J. Goodman	$22,370

Other (Includes life insurance, cost of physicals, wellness incentives, miscellaneous personal benefits associated with the Company’s sales recognition program, and for Mr. McCallister, a $25,000 reimbursement for legal fees and expenses incurred in connection with the negotiation of his employment agreement):

Michael B. McCallister	$32,448
James H. Bloem	$3,673
James E. Murray	$5,299
Jonathan T. Lord, M.D.	$5,766
Bruce J. Goodman	$2,484

(5)	On May 16, 2008, we entered into an amended and restated employment agreement with Michael B. McCallister, or Mr. McCallister, which we refer to as the McCallister Employment Agreement, pursuant to which Mr. McCallister will continue to serve as our President and Chief Executive Officer. The McCallister Employment Agreement has an initial term ending on December 31, 2010, which will be automatically renewed for successive periods of one year unless terminated by either party upon sixty days written notice. Pursuant to the McCallister Employment Agreement, Mr. McCallister will be paid an annual base salary of not less than $1,025,000 and will be eligible to participate in all benefit plans and programs made available by us to our employees, including participation in bonus and incentive compensation plans and programs on terms determined by the Organization & Compensation Committee. The McCallister Employment Agreement also provides for payments in the event Mr. McCallister terminates his employment. For a description of these payment provisions see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” herein. In addition, we reimbursed Mr. McCallister $25,000 for legal fees and expenses related to the negotiation of the McCallister Employment Agreement.

As described in our Compensation Discussion and Analysis, based on the aggregate fair value of equity awards granted to the Named Executive Officers in 2008, the base salary represented approximately 22%; the potential value of the annual cash incentive in 2008 represented approximately 25%, and the aggregate fair value of the 2008 grant of stock options represented 53% of the total compensation as listed above.

Grants of Plan-Based Awards

The following table provides information about stock options granted in 2008 under our Amended and Restated 2003 Stock Incentive Plan, which we refer to as the 2003 Stock Plan, and the range of potential payments in 2008 under the Humana Inc. Executive Management Incentive Compensation Plan, which we refer to as the Management Incentive Plan. A discussion of the features of each type of award is included in the footnotes that follow the table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards N/A			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Grant Date($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k-1)	(k-2)	(l)
Michael B. McCallister	01/01/2008	$768,750	$1,537,500	$2,050,000
	02/21/2008								159,585	$69.475	$68.83	$3,500,002
James H. Bloem	01/01/2008	$272,500	$545,000	$817,500
	02/21/2008								47,875	$69.475	$68.83	$1,049,990
James E. Murray	01/01/2008	$335,000	$670,000	$1,005,000
	02/21/2008								70,673	$69.475	$68.83	$1,549,993
Jonathan T. Lord, M.D.	01/01/2008	$260,000	$520,000	$780,000
	02/21/2008								41,036	$69.475	$68.83	$899,997
Bruce J. Goodman	01/01/2008	$246,000	$492,000	$738,000
	02/21/2008								41,036	$69.475	$68.83	$899,997

(1)	The actual payment of incentive compensation is shown in the Summary Compensation Table. For the EPS objective, there are threshold, target and maximum achievement payout levels that impact the final value of the award. Performance below the threshold yields no award. Eighty-six percent of the EPS goal must be achieved to reach its threshold payment; the threshold pays at 50 percent of salary for all Named Executive Officers except Mr. McCallister whose threshold payment is 75 percent of salary. See the Compensation Discussion and Analysis contained herein for a discussion of incentive compensation for the Named Executive Officers. The Committee has sole discretion to determine whether to actually pay the entire permissible award, to decrease an award, or to defer payment of any award. The Committee is also authorized to establish additional conditions and terms of payment for awards, including the achievement of other or additional financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. Although the Committee may waive any additional conditions and terms, it may not waive the basic performance targets as to the business criteria chosen for any performance period.

In addition, our Board of Directors has approved a clawback policy that applies to all executive officers whereby we may recoup compensation in the event of a material restatement in the Company’s financials as a result of the misconduct of or fraud on the part of the executive officer. Under the policy, we may recoup all cash-based incentives earned by the executive officer involved in the misconduct or fraud during the twelve month period following the first public issuance of the financials that are the subject of the restatement, subject to the discretion of the Committee to govern the clawback policy’s application.

(2)	The above options were all granted pursuant to the 2003 Stock Plan. The options are incentive stock options to the extent allowed by regulation and the balance are nonqualified stock options. The options vest and become exercisable in equal annual one-third installments from the date of grant. The above options expire seven years from the date of grant. In the event of a Change in Control of the Company, as defined in the 2003 Stock Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, during the 60-day period following the Change in Control, any stock option (or portion thereof) may generally be surrendered for cancellation for a payment of the difference between the adjusted fair market value and option price as more fully described in the 2003 Stock Plan. (See the section entitled “Potential Payments Upon Termination or Change in Control of the Company” herein for a quantification of the acceleration of stock options upon a Change in Control.)

The options were granted by the Organization & Compensation Committee at a regularly scheduled meeting thereof.

The exercise price may be paid in cash or, at the discretion of the Organization & Compensation Committee, in Shares of common stock valued at the fair market value on the date of exercise or any combination thereof. Under the 2003 Stock Plan, the Board may not reduce the exercise price for options or stock appreciation rights by repricing or replacing any option award.

(3)	Options under the 2003 Stock Plan cannot be granted at less than the Fair Market Value. The Fair Market Value, as defined in the 2003 Stock Plan, is the average of the highest and lowest reported sales prices of our common stock in transactions reported on the NYSE on the grant date. The 2003 Stock Plan was approved by our Board of Directors and by our stockholders.

In February 2009, the Named Executive Officers each received a stock option award having a seven-year term and vesting over a three-year period as follows:

Name	Number of Options
Michael B. McCallister	225,759
James H. Bloem	67,728
James E. Murray	99,979
Jonathan T. Lord, M.D.	0
Bruce J. Goodman	58,052

The options were awarded at the Fair Market Value on the date of grant of $41.83. The closing price on date of grant was $40.93.

The following table provides information on the stock option holdings as of December 31, 2008 for the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards(10)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (10) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) N/A (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) N/A (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)
Michael B. McCallister	250,000	—		$32.7000	02/24/12	(3)
	34,610	—		$12.9950	03/13/12	(4)
	100,000	50,000		$53.9600	02/23/13	(7)
	189,201	—		$9.2600	03/13/13	(5)
	86,505	43,253		$62.1000	02/22/14	(9)
	195,300	—		$21.2750	02/24/14	(6)
	—	159,585		$69.4750	02/21/15	(1)
James H. Bloem	26,666	—		$32.7000	02/24/12	(8)
	19,415	19,415		$53.9600	02/23/13	(7)
	15,139	30,276		$62.1000	02/22/14	(9)
	—	47,875		$69.4750	02/21/15	(1)
James E. Murray	86,000	—		$7.4688	11/18/09	(2)
	110,000	—		$32.7000	02/24/12	(3)
	20,000	—		$12.9950	03/13/12	(4)
	56,480	28,240		$53.9600	02/23/13	(7)
	13,686	—		$9.2600	03/13/13	(5)
	22,348	44,694		$62.1000	02/22/14	(9)
	80,300	—		$21.2750	02/24/14	(6)
	—	70,673		$69.4750	02/21/15	(1)
Jonathan T. Lord, M.D	31,770	15,885		$53.9600	02/24/13	(7)
	12,688	25,374		$62.1000	02/22/14	(9)
	—	41,036		$69.4750	02/21/15	(1)
Bruce J. Goodman	5,608	—		$32.7000	02/24/12	(8)
	31,770	15,885		$53.9600	02/23/13	(7)
	12,688	25,374		$62.1000	02/22/14	(9)
	—	41,036		$69.4750	02/21/15	(1)

(1)	Options granted on 2/21/2008 pursuant to the Company’s 2003 Stock Incentive Plan, shares will vest ratably over three years, with full vesting on 2/21/11.

(2)	Options granted on 11/18/99 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested.

(3)	Options granted on 02/24/05 pursuant to the Company’s 2003 Stock Incentive Plan, fully vested as of February 24, 2008.

(4)	Options granted on 03/13/02 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested.

(5)	Options granted on 03/13/03 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested.

(6)	Options granted on 02/23/04 pursuant to the Company’s 2003 Stock Incentive Plan, fully vested.

(7)	Options granted on 02/23/06 pursuant to the Company’s 2003 Stock Incentive Plan, shares will vest ratably over three years, with full vesting on 02/24/09.

(8)	Options granted on 02/24/05 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested as of February 24, 2008.

(9)	Options granted on 2/22/07 pursuant to the Company’s 2003 Stock Incentive Plan, shares will vest ratably over three years, with full vesting on 2/22/10.

(10)	No Named Executive Officer had any unearned options or any stock awards as of December 31, 2008.

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by the Named Executive Officers in 2008.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($) (e)
Michael B. McCallister	24,806	$702,258	—	—
James H. Bloem			—	—
James E. Murray			—	—
Jonathan T. Lord, M.D.	25,000	$329,375	—	—
Bruce J. Goodman	21,058	$264,750	—	—

(1)	The Value Realized on Exercise is based on the difference between the Fair Market Value of our common stock as reported by the New York Stock Exchange Composite System and the exercise price of the options on the date of exercise. Options exercised may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply that such Named Executive Officer is or was in actual receipt of such monies.

(2)	No Named Executive Officer received any stock awards in 2008 nor did any restricted stock vest for the Named Executive Officers.

Nonqualified Deferred Compensation

The following table and narrative that follows provides information on the Supplemental Executive Retirement & Savings Plan contributions and earnings for the Named Executive Officers in 2008.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Michael B. McCallister	$—	$314,790	$(2,260,960)	$—	$6,655,980
James H. Bloem	$—	$123,581	$(261,422)	$—	$853,734
James E. Murray	$—	$158,567	$(968,372)	$—	$2,144,879
Jonathan T. Lord, M.D.	$—	$119,627	$(370,031)	$—	$821,203
Bruce J. Goodman	$—	$111,767	$22,616	$—	$1,123,168

(1)	The amounts listed above under Registrant Contributions in Last Fiscal Year (column c) are also included under the All Other Compensation column of the Summary Compensation Table herein.

We have a qualified combined retirement plan and 401(k) plan, the Humana Retirement & Savings Plan, and a nonqualified, unfunded, defined contribution plan, the Supplemental Executive Retirement & Savings Plan. The Internal Revenue Code imposes limitations on the contributions that may be made to a qualified plan, like our Humana Retirement & Savings Plan. In 2008, once an individual is paid $230,000 in compensation, both individual and Company contributions to the Pretax Savings Account of the Humana Retirement & Savings Plan must cease. Any Company matching contributions that would have been made to the Pretax Savings Account of the Humana Retirement & Savings Plan are credited to the Supplemental Pretax Savings Account of the Supplemental Executive Retirement & Savings Plan.

Additionally, in 2008, any earnings over $230,000 are excluded when determining retirement benefits as a percentage of income. Any Company contributions that would have been made to the retirement account of the Humana Retirement & Savings Plan due to this limitation are credited to the Supplemental Retirement Account of the Supplemental Executive Retirement & Savings Plan.

The benefits accrued under the Supplemental Executive Retirement & Savings Plan are those Company contributions that cannot be made to the qualified Humana Retirement & Savings Plan because of the IRS limitations. The maximum percentage of compensation (base salary and incentive compensation) that can be contributed by a highly compensated employee to the Humana Retirement & Savings Plan is 35% for 2008. The Company matches 100% of the first 1%, plus 50% of the next 5% of employee salary deferrals. Accruals under the Supplemental Executive Retirement & Savings Plan, which is unfunded, are deemed to be invested in the accounts selected by the participants. The Supplemental Executive Retirement & Savings Plan allows daily rebalancing of funds and allows direction of investment elections. Benefits in the Supplemental Executive Retirement & Savings Plan, as directed by the participants, are distributable upon termination of employment, death, total disability, retirement or a Change in Control of the Company. Distribution of benefits may take the form of a lump sum, periodic installments not to exceed twenty (20) years, or an annuity—if the Supplemental Executive Retirement & Savings Plan balance exceeds $100,000.

All of the Named Executive Officers have elected a lump sum payment upon termination.

Potential Payments Upon Termination or Change in Control of the Company

The Named Executive Officers would each receive certain payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a Change in Control of the Company. The table below provides dollar amounts for all potential payments that would be paid by us to each Named Executive Officer under various scenarios involving either a termination or a Change in Control. The amounts disclosed assume the Named Executive Officer’s termination under the various scenarios occurred on December 31, 2008. The closing market price of our common stock was $37.28 on December 31, 2008, the last trading day of the year. Mr. McCallister’s payments generally are governed by the McCallister Employment Agreement since that is the agreement that was in effect at December 31, 2008. The payments to our Named Executive Officers are governed by the various agreements or arrangements described in the footnotes to the table. The timing of the payments described below to the Named Executive Officers may also be subject to the provisions of Section 409A which may delay payment.

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement (d)	Death or Disability(6) (e)	Change in Control(4) (f)
Michael B. McCallister(1)
• Severance	$1,025,000	$2,050,000	$0	$0	$2,050,000	$7,687,500
• Life, Health & Other Benefits(6)	18,706	18,706	0	18,706	18,706	38,346
• Stock Options (accelerated)(3)	0	0	0	0	0	0
• Excise Tax Gross up(7)	0	0	0	0	0	0

Subtotal: Termination Related Payments	$1,043,706	$2,068,706	$0	$18,706	$2,068,706	$7,725,846

• Stock Options (vested)(3)	10,412,692	10,412,692	0	10,412,692	10,412,692	10,412,692
• Supplemental Retirement Plan(5)	6,655,980	6,655,980	6,655,980	6,655,980	6,655,980	6,655,980

Subtotal: Currently Vested Amounts	$17,068,672	$17,068,672	$6,655,980	$17,068,672	$17,068,672	$17,068,672

Mr. McCallister’s Totals	$18,112,378	$19,137,378	$6,655,980	$17,087,378	$19,137,378	$24,794,518

James H. Bloem
• Severance (2)	$0	$817,500	$0	$0	$0	$2,043,750
• Life, Health & Other Benefits(6)	15,978	15,978	0	15,978	15,978	32,755
• Stock Options (accelerated)(3)	0	0	0	0	0	0

Subtotal: Termination Related Payments	$15,978	$833,478	$0	$15,978	$15,978	$2,076,505

• Stock Options (vested)(3)	122,130	122,130	0	122,130	122,130	122,130
• Supplemental Retirement Plan(5)	853,734	853,734	853,734	853,734	853,734	853,734

Subtotal: Currently Vested Amounts	$975,864	$975,864	$853,734	$975,864	$975,864	$975,864

Mr. Bloem’s Totals	$991,842	$1,809,342	$853,734	$991,842	$991,842	$3,052,369

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement (d)	Death or Disability(6) (e)	Change in Control(4) (f)
James E. Murray
• Severance(2)	$0	$1,005,000	$0	$0	$0	$2,512,500
• Life, Health & Other Benefits(6)	16,912	16,912	0	16,912	16,912	34,671
• Stock Options (accelerated)(3)	0	0		0	0	0

Subtotal: Termination Related Payments	$16,912	$1,021,912	$0	$16,912	$16,912	$2,547,171

• Stock Options (vested)(3)	5,221,946	5,221,946	0	5,221,946	5,221,946	5,221,946
• Supplemental Retirement Plan(5)	2,144,879	2,144,879	2,144,879	2,144,879	2,144,879	2,144,879

Subtotal: Currently Vested Amounts	$7,366,825	$7,366,825	$2,144,879	$7,366,825	$7,366,825	$7,366,825

Mr. Murray’s Totals	$7,383,737	$8,388,737	$2,144,879	$7,383,737	$7,383,737	$9,913,996

Jonathan T. Lord, MD
• Severance(2)	$0	$780,000	$0	$0	$0	$1,950,000
• Life, Health & Other Benefits(6)	15,243	15,243	0	15,243	15,243	31,248
• Stock Options (accelerated)(3)	0	0	0	0	0	0

Subtotal: Termination Related Payments	$15,243	$795,243	$0	$15,243	$15,243	$1,981,248

• Stock Options (vested)(3)	0	0	0	0	0	0
• Supplemental Retirement Plan(5)	821,203	821,203	821,203	821,203	821,203	821,203

Subtotal: Currently Vested Amounts	$821,203	$821,203	$821,203	$821,203	$821,203	$821,203

Dr. Lord’s Totals	$836,446	$1,616,446	$821,203	$836,446	$836,446	$2,802,451

Bruce J. Goodman
• Severance(2)	$0	$738,000	$0	$0	$0	$1,845,000
• Life, Health & Other Benefits(6)	661	661	0	661	661	1,356
• Stock Options (accelerated)(3)	0	0	0	0	0	0

Subtotal: Termination Related Payments	$661	$738,661	$0	$661	$661	$1,846,356

• Stock Options (vested)(3)	25,685	25,685	0	25,685	25,685	25,685
• Supplemental Retirement Plan(5)	1,123,168	1,123,168	1,123,168	1,123,168	1,123,168	1,123,168

Subtotal: Currently Vested Amounts	$1,148,853	$1,148,853	$1,123,168	$1,148,853	$1,148,853	$1,148,853

Mr. Goodman’s Totals	$1,149,514	$1,887,514	$1,123,168	$1,149,514	$1,149,514	$2,995,209

(1) McCallister Employment Agreement

On May 16, 2008, we entered into an amended and restated employment agreement with Mr. McCallister, which we refer to as the McCallister Employment Agreement pursuant to which he will continue to serve as our President and Chief Executive Officer at an annual base salary in an amount not less than $1,025,000, and will be eligible to participate in all benefit plans and programs made available by us for our employees, including participation in bonus and incentive compensation plans and programs on terms determined by the Organization and Compensation Committee.

If the McCallister Employment Agreement is terminated (i) by us without Good Cause, (ii) by Mr. McCallister for Good Reason, (iii) by the Company at the end of the initial or any renewal term by reason of non-renewal, or (iv) due to

Mr. McCallister’s death or disability, we would pay to Mr. McCallister, at the same time bonuses are paid to other participants (or such later date as may be required by Section 409A), a prorated bonus calculated on the basis of target performance in the case of termination by reason of death or disability and on the basis of actual performance in the case of all other terminations, plus a payment equal to his then current annual base salary plus bonus, calculated at one hundred percent of his base salary. Mr. McCallister would also be entitled to continued coverage for himself and his dependents under our medical, accident and life insurance benefit plans for twelve months following termination upon the same terms and costs for similarly situated employees of the Company. In addition, any unvested restricted shares held by Mr. McCallister would become vested (with performance-based awards vesting at the target percentage in the case of termination by death or disability, and based on actual performance in the event of other terminations) and any unvested stock options held by Mr. McCallister would become fully vested (with performance-based stock options vesting at the target percentage) and would remain exercisable until the earlier of two years following the termination date or the expiration of the original term.

In the event that Mr. McCallister’s employment is terminated by us without Good Cause or by Mr. McCallister for Good Reason under certain circumstances in anticipation of a Change in Control or within twenty-four months following a Change in Control, we would pay or provide to Mr. McCallister: (i) no later than thirty calendar days after the termination date (or such later date as may be required by Section 409A), his base salary earned but not yet paid at the greater of the rate in effect at the Change in Control or the termination date, which we refer to as the Higher Base Salary, (ii) at the same time bonuses are paid to other participants, a prorated annual bonus for the fiscal year in which termination occurs based on actual performance, (iii) a lump-sum payment equal to two and one-half times the amount equal to the sum of (a) the Higher Base Salary plus (b) the target annual bonus for the fiscal year in which termination occurs and (iv) continuation, at our expense, of all life, medical, dental, accidental death and dismemberment and disability insurance for Mr. McCallister and his dependents for two years following the termination date. In addition, to the extent that any restricted shares or stock options held by Mr. McCallister are unvested, such awards would become fully vested (with performance-based shares and awards vesting based on actual performance and with performance vested stock options vesting at the target percentage) and vested stock options would remain exercisable until the earlier of two years following the termination date or the expiration of the original term.

If Mr. McCallister’s employment is terminated (i) by us for Good Cause, (ii) by Mr. McCallister’s termination of the initial or any renewal term by reason of non-renewal, or (iii) by Mr. McCallister without Good Reason, we would pay to Mr. McCallister only his then current base salary accrued but unpaid through the termination date. In the event of a termination described in this paragraph, any restricted shares, unvested stock options or other equity-based award outstanding on the termination date would be forfeited.

Following Mr. McCallister’s termination for any reason, he would be eligible for continuation of medical and dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA). For the first twelve months of COBRA continuation coverage, the cost to Mr. McCallister would be an amount equal to the normal employee contribution rate and, thereafter, the cost to Mr. McCallister would be the cost of COBRA continuation coverage. During the COBRA continuation period, Mr. McCallister may elect any of the health coverages available to our employees. Following the COBRA continuation period, Mr. McCallister may elect coverage for himself, his spouse and his dependents under any of the insured products offered the Company until the later of Mr. McCallister or his spouse, as applicable, turning 65 or becoming eligible for Medicare coverage.

Mr. McCallister is also entitled to a gross-up payment in the event he is subject to an excise tax pursuant to Section 4999 of the Code on “parachute payments” to which he is entitled to receive in connection with a Change in Control. The effect shall be to maintain Mr. McCallister in the same financial position that he would have been in had no tax under Section 4999 of the Code been imposed. Notwithstanding the above, in the event that a reduction to the payments to be made to Mr. McCallister of 10% or less, but not more than $200,000, would cause none of the payments to be “excess parachute payments,” Mr. McCallister would not be entitled to a gross-up payment and the payments would be reduced to the extent necessary so that none of the payments shall be “excess parachute payments.”

In the McCallister Employment Agreement, “Good Cause” is defined to mean:

(1) the commission by Mr. McCallister of an act of fraud, misappropriation, embezzlement, gross negligence, or willful misconduct or unethical conduct in connection with Mr. McCallister’s employment under the McCallister Employment Agreement resulting in material economic or financial injury to the Company; or

(2) Mr. McCallister’s intentional failure or refusal to perform reasonable assigned duties after written notice of such willful failure or refusal and the failure or refusal is not corrected within ten business days; or

(3) the indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony (other than a traffic violation or other offense or violation outside of the course of employment which does not adversely affect the Company and its affiliates or their reputation or the ability of Mr. McCallister to perform his employment-related duties or to represent the Company); provided, however, that if Mr. McCallister is terminated for Good Cause by reason of his indictment pursuant to this clause (3) and the indictment is subsequently dismissed or withdrawn or

Mr. McCallister is found to be not guilty in a court of law in connection with such indictment, then Mr. McCallister’s termination shall be treated as a termination without Good Cause.

In the McCallister Employment Agreement, “Good Reason” is defined to mean:

(1) a material reduction in Mr. McCallister’s title, authority or responsibilities, including reporting responsibilities; or

(2) a reduction in Mr. McCallister’s annual base salary; or

(3) a relocation of Mr. McCallister’s officer to a location more than thirty miles from the location at which Mr. McCallister performs his duties prior to such relocation; or

(4) a failure by the Company to continue in effect any incentive, bonus or other material compensation plan in which Mr. McCallister participates, unless the Company substitutes a substantially equivalent benefit; or

(5) a breach by the Company of any material provision of the McCallister Employment Agreement.

The McCallister Employment Agreement also contains provisions not to compete or solicit for a 12-month period following termination. The McCallister Employment Agreement generally may be terminated by either party giving written notice at least sixty (60) days prior to December 31 of each year.

(2) Severance Policy

Our executive officer severance policy, which we refer to as the Severance Policy, was adopted in 1999. The Severance Policy covers all of the Named Executive Officers, except for Mr. McCallister (whose payments as of December 31, 2008 were covered by the McCallister Employment Agreement described above). Under the Severance Policy, an executive officer involuntarily terminated for reasons not meeting the definition of good cause will receive one year’s base salary plus one additional month’s base salary for each of the first six full years of service up to a maximum of eighteen months base pay. Since all of the Named Executive Officers have at least six years of service with us, each would receive eighteen months of base pay. The terminated executive officer would remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were met. Since the calculations in the table assume a December 31, 2008 termination, incentive compensation would be paid for the full year; however, the incentive compensation amount is not included in the table above because the Named Executive Officers did not receive any incentive compensation in 2008.

In connection with reviewing any severance payments described above that are made to a Named Executive Officer by us, the Named Executive Officer would be required to enter into a written agreement that would forbid him from competing with us for a period of twelve months. Such an agreement would also contain other provisions intended to prohibit the Named Executive Officer from making any disparaging remarks about us, and would also have clauses regarding cooperation and specific enforcement.

(3) Stock Option Agreements

At December 31, 2008, the Named Executive Officers have stock options, but no restricted stock, outstanding under our 1996 and 2003 Stock Incentive Plans, which we refer to collectively as the Stock Plans. Under the Stock Plans, upon a voluntary termination for reasons not having to do with Cause, as defined below, each Named Executive Officer would have 90 days to exercise any vested options, but in no event beyond the expiration date. In the event of Retirement, each Named Executive Officer would have two years to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options would be forfeited. At December 31, 2008, the Named Executive Officers had vested options with a spread based on the December 31, 2008 closing price of $37.28 as set forth in the table.

Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, all outstanding options shall become immediately exercisable in full and the Named Executive Officer, or his estate or representative shall have two years to exercise the options regardless of the expiration date. At December 31, 2008, the Named Executive Officers had options with a spread based on the December 31, 2008 closing price of $37.28 as set forth in the table.

Under the Stock Plans, in the event of termination for Cause, all options are forfeited for all Named Executive Officers, including Mr. McCallister, regardless of whether the options are vested. Under the Stock Plans, Cause is defined as “a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.”

In the event of a Change in Control, all options shall become immediately exercisable in full. If a Named Executive Officer is terminated (except for Cause) within three years of the Change in Control, the Named Executive Officer shall have two years to exercise these options, but in no event beyond the expiration date. See the amounts as set forth in the table under “Change in Control.”

Alternatively, a Named Executive Officer would be permitted to surrender for cancellation within 60 days after a Change in Control, any unexercised option or a portion of an unexercised option and would be entitled to receive a payment in an amount equal to the difference between the greater of the Fair Market Value on the date of surrender or the Adjusted Fair Market Value, and the option exercise price, times the number of shares under option so surrendered. The Adjusted Fair Market Value means, in the event of a Change in Control, the greater of (a) the highest price per share paid to stockholders in the transaction resulting in the Change in Control, or (b) the highest Fair Market Value of a share of our common stock during the 90 day period ending on the date of a Change in Control. The highest price of our common stock in the 90 day period preceding December 31, 2008 was $41.26. The table set forth below presents the incremental value assuming that each Named Executive Officer surrenders all outstanding options at December 31, 2008, for the Adjusted Fair Market Value.

Named Executive Officer	Value of all Vested Options at December 31, 2008	Value of all Unvested Options at December 31, 2008	Incremental Value due to Adjusted Fair Market Value	Total
Michael B. McCallister	$10,412,692	$0	$2,663,062	$13,075,754
James H. Bloem	$122,130	$0	$106,131	$228,261
James E. Murray	$5,221,946	$0	$1,233,744	$6,455,690
Jonathan T. Lord, M.D.	$0	$0	$0	$0
Bruce J. Goodman	$25,685	$0	$22,320	$48,005

(4) Change in Control Benefits

We have entered into agreements with all executive officers, including Mr. Bloem, Mr. Murray, Dr. Lord, and, Mr. Goodman, as well as certain key management employees, which for a two-year period following a Change in Control of the Company, as defined in the agreements, provide certain benefits upon termination. Such termination may be involuntary or may be due to a resignation as a result of a change in responsibilities or compensation. Under these agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary, and the maximum target incentive compensation payable to him or her, by a specified multiple. Mr. Bloem, Mr. Murray, Dr. Lord, and Mr. Goodman would each receive a payment in the amount of one and one-half times the sum of their base salary and maximum target bonus, in the event of a Change in Control. Assuming a Change in Control had occurred at December 31, 2008, the payments set forth in the table above would have been made within ten days of the termination event, (or such later date as may be required by Section 409A) by the surviving company in the Change in Control.

In addition, in the event of a Change in Control generally all outstanding options and restricted stock would immediately vest. See the discussion herein under Note 3—“Stock Option Agreements.”

Under the Change in Control agreements, each Named Executive Officer is entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the Named Executive Officer and/or the Named Executive Officer’s dependents and beneficiaries participated immediately prior to the date of termination. These benefits shall continue until the earlier of (a) the second anniversary of the date of termination, (b) the effective date of coverage under equivalent benefits from a new employer, or (c) the death of the Named Executive Officer. These benefits are valued at the amounts listed in the table above for the two year period.

The amounts payable under the Change in Control agreements would be payable by the entity that survived Humana in the Change in Control.

(5) Pension and Retirement Plans

In the event of early or normal retirement, each Named Executive Officer would receive his account balance under the Supplemental Executive Retirement & Savings Plan disclosed in the Nonqualified Deferred Compensation table together with his Humana Retirement & Savings Plan benefit. The Humana Retirement & Savings Plan is a qualified combined retirement and 401(k) plan generally available to all Humana associates. The amounts below include both the individual’s contribution and the Company’s contributions. At December 31, 2008, the account balances under the Humana Retirement & Savings Plan for the Named Executive Officers are as follows:

Michael B. McCallister	$1,753,690
James H. Bloem	$293,592
James E. Murray	$921,771
Jonathan T. Lord, M.D.	$305,225
Bruce J. Goodman	$727,842

The Humana Retirement & Savings Plan amounts are payable under various forms of distribution, the specific form to be elected by the participant. The forms of distribution are a single lump sum in cash or our common stock (if invested in the Humana common stock fund); substantially equal monthly, quarterly, or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the participant, or the joint and last survivor expectancy of the participant and a designated beneficiary; a life annuity paid monthly or quarterly; or a life annuity paid monthly or quarterly with guaranteed payments for a period of 5, 10, 15 or 20 years.

(6) Life, Health and Other Benefits

All officers elected by the Board of Directors, including the Named Executive Officers, generally receive health benefits upon termination for themselves and their eligible dependents until the earlier of attainment of age 65 or obtaining other coverage. In the table above, a one year expense is listed, except for a Change in Control where the amount covers a two year period. In the event of death, the estate of each Named Executive Officer, except Mr. Goodman who chose an alternate payment, is entitled to receive a benefit in the amount of three times the current base salary of the officer. As of December 31, 2008, the amount payable under such death benefit, which is not included in the table above, is as follows for our Named Executive Officers:

Michael B. McCallister	$3,075,000
James H. Bloem	$1,635,000
James E. Murray	$2,010,000
Jonathan T. Lord, M.D.	$1,560,000
Bruce J. Goodman (1)	$50,000

(1)	Mr. Goodman has chosen a death benefit of $50,000.

(7) Tax Gross Up Payments

At December 31, 2008, Mr. McCallister was the only Named Executive Officer having an arrangement in place with us that provides for a “tax gross up” payment, and even then only in the context of a Change in Control. In the event of a Change in Control, the effect of this gross-up would be to maintain Mr. McCallister in the same financial position that he would have been in had no tax under Section 4999 of the Internal Revenue Code been imposed. Notwithstanding the above, in the event that a reduction of Mr. McCallister’s Change in Control payments by 10% or less, but not more than $200,000, would cause none of the payments to be considered “excess parachute payments,” Mr. McCallister would not be entitled to a gross-up payment and the payments would be reduced to the extent necessary so that none of the payments would be considered “excess parachute payments.” At December 31, 2008, there would be no tax gross-up payment due Mr. McCallister because the amount paid to him upon a Change in Control would not exceed the triggering threshold under Section 280G of the Internal Revenue Code.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Board of Directors has determined that there are no material transactions involving an executive officer or director nominee of the Company, other than described below. For a discussion of the transactions reviewed, please see the discussion under “Independent Directors” herein.

The Board of Directors has adopted a policy for review, approval and monitoring of transactions involving the Company and directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock. The policy covers any related person transaction that meets the minimum threshold for disclosure under the SEC’s regulations. The Related Party Transaction Approval Policy may be viewed on our web site at www.humana.com – Investor Relations –View Website – Corporate Governance.

A brother-in-law of Mr. Murray is employed as a Director, Service Operations in the Accounts Installation Department. This individual received a salary and incentive of approximately $180,000 for 2008, and received benefits consistent with those provided to other employees with equivalent qualifications and responsibilities.

EQUITY COMPENSATION PLAN INFORMATION

We maintain plans under which options to purchase our common stock and under which awards of restricted stock may be made to officers, directors, key employees and consultants. Options are granted at the average market price on the date of grant. Exercise provisions vary, but most options vest in whole or in part from one to three years from date of grant and expire seven to ten years after date of grant.

Information concerning stock option awards, and number of securities remaining available for future issuance under our equity compensation plans in effect as of December 31, 2008 follows:

Column	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(2)	5,710,708	$43.0756	7,714,499(1)
Equity compensation plans not approved by security holders(3)	66,407	$10.7108	0
Total	5,777,115	$42.7036	7,714,499

(1)	Of the number listed above, 4,537,941 can be issued as Restricted Stock at December 31, 2008 (giving effect to the provision that one restricted share is equivalent to 1.7 stock options). Through February 23, 2009, 2,180,015 stock options and restricted stock awards were granted. After cancellations and giving affect to the provision that one restricted share is equivalent to 1.7 stock options, 4,888,655 shares remain available for future awards of stock options or 2,875,679 shares remain available for future awards of restricted stock under the 2003 Stock Incentive Plan.

(2)	The above table does not include awards of Shares of Restricted Stock. For information concerning these awards, see “Footnote 13 — Employee Benefit Plans” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	The material features of our only equity compensation plan that was not approved by our stockholders, the Humana Inc. Stock Option Plan for Employees, which we refer to as the 1999 Plan, are described below.

Non-Qualified Stock Option Plan for Employees

On September 9, 1999, the Board of Directors adopted the 1999 Plan. The Board of Directors determined that no further awards would be made under the 1999 Plan as of December 31, 2002.

The 1999 Plan authorized the grant of non-qualified stock options to eligible employees of the Company or its subsidiaries. Executive officers and directors were not eligible to participate in the 1999 Plan.

The 1999 Plan was intended to provide incentives and rewards for employees (i) to support the implementation of our business and human resource strategies and the achievement of our goals, and (ii) to align the interests of employees with those of our stockholders.

The 1999 Plan is administered by the Organization & Compensation Committee of our Board of Directors.

The maximum number of Shares of common stock that could be awarded under the 1999 Plan was 1,700,000. The maximum number of shares that could be awarded to any individual was 15% of the Shares of common stock authorized under the 1999 Plan.

Only non-qualified stock options could be granted under the 1999 Plan.

Generally, in the event of a Change in Control of the Company, as defined in the 1999 Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety.

For federal income tax purposes, no income is recognized by a participant upon the grant of a non-qualified stock option under the 1999 Plan. Upon the exercise of an option, however, compensation taxable as ordinary income is realized by the participant in an amount equal to the excess of the fair market value of a share of the common stock on the date of such exercise over the exercise price. The taxable income resulting from the exercise of an option granted to an employee constitutes wages subject to the withholding of income taxes. Accordingly, we are required to make whatever arrangements are necessary to collect the amount of tax required to be withheld. The employee’s income as reported on the Form W-2 will include the stock option exercise.

AUDIT COMMITTEE REPORT

Our Audit Committee currently is comprised of three directors. All members are independent and financially literate as defined in the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. D’Amelio, Mr. O’Brien, and Dr. Reynolds, each meet the definition of “audit committee financial expert.” The Board of Directors has adopted a written charter for the Committee.

The Audit Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2008 with Humana’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC. Management is responsible for the financial statements and the reporting process, including its assessment of our internal control over financial reporting. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with PwC, the auditors’ independence from Humana and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

During 2008, the Audit Committee met independently with the Director of Internal Audit, key members of management, and PwC regarding our business and current and planned audit activities. The Audit Committee, in consultation with management, Internal Audit, and PwC reviewed our quarterly financial statements and earnings releases. The Audit Committee reviewed our annual financial statements. Audit Committee members individually reviewed our monthly operating and financial information as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the U.S. Securities and Exchange Commission and the listing standards of the New York Stock Exchange regarding audit committee procedures and responsibilities, including a review of our internal controls and procedures.

The Audit Committee reviewed and approved the services provided by PwC to us consisting of the following:

	For The Years Ended December 31
	2008	2007
Audit Fees	$4,981,500	$4,313,506
Audit Related Fees	942,500	1,047,500
Tax Services	166,670	73,039
All Other Fees	54,500	88,040

TOTAL	$6,145,170	$5,522,085

•

Audit Fees include activities relating to the attestation of our consolidated financial statements, the audit of internal control over financial reporting, statutory and other separate company audits, state department of insurance examinations and consultations related to miscellaneous SEC and financial reporting matters.

•

Audit-Related Fees include activities for employee benefit plan audits, reports issued pursuant to Statement on Auditing Standards No. 70, Service Organizations, and mandated regulatory and compliance reviews. No amounts were paid for financial systems design and implementation.

•	Tax Services include activities relating to tax compliance work and tax consultation.

•	All Other Fees include consultation related to operational processes, compensation surveys and annual renewal of software licenses for accounting research and work paper documentation software.

The Audit Committee discussed with our internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure PwC’s continued independence. The Audit Committee annually pre-approves the following permissible non-audit services:

•	Related Assurance and Attestation Services

•	Risk and Control Services

•	Transaction Services

•	Tax Services

The fees shown in the table above were all pre-approved in accordance with these policies and procedures. The Audit Committee separately will consider any proposed retention of the independent registered public accounting firm for permissible non-audit services other than those listed above.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2008.

All members of the Audit Committee of Humana submit the foregoing report:

AUDIT COMMITTEE

Frank A. D’Amelio, Chairman

James J. O’Brien

W. Ann Reynolds, Ph.D.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2009. In making this appointment, the Board considered the performance and independence of PwC, including whether any non-audit services performed by PwC are compatible with maintaining independence. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives. This year, we are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our Charter, Bylaws, Delaware law or otherwise, the Board is submitting the appointment of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2010. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Vote Required and Recommendation of Board of Directors.    The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP. Pursuant to NYSE regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INCORPORATION BY REFERENCE

The Organization & Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Humana under the Securities Act, except to the extent that we specifically incorporate such information by reference into any of these future filings.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2008, excluding certain of its exhibits, is included with the transmittal of this Proxy Statement. We will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202. Our Annual Report on Form 10-K and all other filings with the SEC may also be accessed via the Investor Relations page on our web site at www.humana.com. From the www.humana.com web page, click on “Investor Relations,” then click on “View Website” then click on the report you wish to review under the “Financial Reports” subcategory.

By Order of the Board of Directors,
Joan O. Lenahan, Vice President and Corporate Secretary

500 W. MAIN STREET ATTN: JOAN LENAHAN 27TH FLOOR LOUISVILLE, KY 40202

YOUR VOTE IS IMPORTANT

VOTE BY TELEPHONE OR INTERNET OR MAIL

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 22, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Humana Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 22, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Humana Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	HUMANA1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.
The Board of Directors recommends a vote FOR the following proposals.
Vote on Directors
1.	The Election of Directors.
	Nominees:	For	Against	Abstain
	1a) David A. Jones, Jr.	0	0	0		For	Against	Abstain
	1b) Frank A. D’Amelio	0	0	0	1h) James J. O’Brien	0	0	0
	1c) W. Roy Dunbar	0	0	0	1i) Marissa T. Peterson	0	0	0
	1d) Kurt J. Hilzinger	0	0	0	1j) W. Ann Reynolds, Ph.D.	0	0	0

	1e) Michael B. McCallister	0	0	0	Vote on Accounting Firm	For	Against	Abstain

	1f) William J. McDonald	0	0	0	2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	0	0	0

	1g) William E. Mitchell	0	0	0

					At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.
For address changes and/or comments, please check this box and write them on the back where indicated.				0

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When Shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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HUMANA2

HUMANA INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, APRIL 23, 2009

10:00 A.M., EDT

HUMANA BUILDING

25th FLOOR AUDITORIUM

500 WEST MAIN STREET

LOUISVILLE, KENTUCKY 40202

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints David A. Jones, Jr. and Michael B. McCallister, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held in the Auditorium on the 25th Floor of the Humana Building, 500 West Main Street, Louisville, Kentucky on Thursday, the 23rd day of April, 2009 at 10:00 a.m., EDT, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Annual Meeting.

Address Changes/Comments: ____________________________________________________________
_______________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (SEE REVERSE SIDE TO VOTE)